NOTARY DANNON
DEPT OF PUBLIC DEEDS
MAR. 06, 2025

Kardex No. 116703

LONG-TERM LOAN CONTRACT
DATED MARCH 6, 2025
UP TO THE AMOUNT OF
US$ 25,000,000.00
ENTERED INTO BETWEEN

BANCO BBVA PERU
AS LENDER

AND

PARQUE LOGISTICO CALLAO S.R.L.
AS BORROWER

INDEX
SECTION I     DEFINITIONS, INTERPRETATION AND BACKGROUND
Clause 1.01:    Definitions
Clause 1.02: Interpretation of the Contract
Clause 1.03: Background

SECTION II     LOAN
Clause 2.01: Purpose of the Contract
Clause 2.02: Procedure for the Loan Disbursement
Clause 2.03: Term
Clause 2.04: Loan Payment
Clause 2.05: Compensatory Interest
Clause 2.06: Default Interest
Clause 2.07: Charge for Default Event
Clause 2.08: Voluntary and Mandatory Prepayments
Clause 2.09: Structuring Fee
Clause 2.10: Taxes
Clause 2.11: Promissory Note
Clause 2.12: Guarantees

SECTION III     CONDITIONS FOR THE LOAN
Clause 3.01: Closing Conditions
Clause 3.02: Conditions for the Loan Disbursement

SECTION IV     REPRESENTATIONS AND WARRANTIES
Clause 4.01: Representations and Warranties

SECTION V     OBLIGATIONS TO DO, NOT TO DO, AND FINANCIAL OBLIGATIONS
Clause 5.01: Obligations to do
Clause 5.02: Obligations not to do
Clause 5.03:    Financial Obligations

SECTION VI     DEFAULT
Clause 6.01: Default Events
Clause 6.02: Consequence of the Default Event

SECTION VII MISCELLANEOUS
Clause 7.01: Amendments
Clause 7.02: Communications
Clause 7.03: Delay in communications
Clause 7.04: Costs and expenses
Clause 7.05: Governing Law
Clause 7.06: Assignment of rights
Clause 7.07:     Severability

Clause 7.08: Waiver or delay in the exercise of rights
Clause 7.09: Entire Agreement
Clause 7.10: Cost increase Clause
Clause 7.11: Confidentiality
Clause 7.12: Indemnification
Clause 7.13: Set-Off
Clause 7.14: Dispute Resolution

ANNEX I     LOAN DETAILS
ANNEX II     COMMISSIONS AND EXPENSES
ANNEX III     PROMISSORY NOTE TEMPLATE
ANNEX IV     PAYMENT SCHEDULE
ANNEX V     COMPLIANCE CERTIFICATE
ANNEX VI     DISBURSEMENT NOTICE
ANNEX VII     COMMUNICATIONS
ANNEX VIII     COMMITMENT LETTER
ANNEX IX     GUARANTEES
ANNEX X     ASSIGNMENT COMMUNICATION TEMPLATE
ANNEX XI     INSURANCE POLICIES
ANNEX XII     CONSTRUCTION CONTRACT TEMPLATE
ANNEX XIII     LIST OF EXPERTS
ANNEX XIV LIST OF APPRAISERS

Mr. Notary:

Please record, in your Public Deeds registry, the LONG-TERM LOAN CONTRACT entered into by the following Parties:

(i) BANCO BBVA PERÚ, identified with RUC No. 20100130204, with domicile at Avenida Juan de Arona No. 893, district of San Isidro, province, and department of Lima, duly represented by Sandra Elba Bianco Roa, identified with DNI No. xxxxxx, and by Jorge Moisés Yataco Huamán, identified with DNI No. xxxxxxx, according to powers registered under entries C00494 and C00598, respectively, of Electronic Record No. 11014915 of the Lima Registry of Legal Entities (hereinafter, indistinctly, the “Bank” or the “Lender”); and,
(ii) PARQUE LOGÍSTICO CALLAO S.R.L., identified with RUC No. 20607116661, with domicile at Av. Elmer Faucett No. 5075, Urb. Las Fresas, district of Callao, constitutional province of Callao, and department of Lima, duly represented by Mr. Álvaro Alejandro Chinchayán Cornejo, identified with DNI No. xxxxxx, and by Ms. Gabriela Barreto Sayán, identified with DNI No. xxxxxx, according to powers granted by the General Shareholders' Meeting dated February 24, 2025, which are in the registration process (hereinafter, the “Borrower”).
Under the following terms and conditions:

SECTION I
DEFINITIONS, INTERPRETATION AND BACKGROUND

CLAUSE 1.01: DEFINITIONS
The terms detailed below shall have the following meaning for the purposes of this Contract:

(i) “Assets”: The sum or total amount recorded as the Borrower’s assets in the general balance sheet prepared in accordance with IFRS.

(ii) “Acts of Corruption”: Shall mean, jointly and/or individually, the following:
(a) Acts of corruption and/or bribery with respect to any Governmental Authority, and/or granting payments, gifts, promises of payment, personal benefits, or similar, contrary to the laws of any state (including, but not limited to, the Applicable Laws), to officials or employees of entities of any state (including, but not limited to, the Governmental Authorities), state-owned enterprises with sole shareholding, state-owned enterprises with private shareholding, or state-owned enterprises with public powers, or mixed economy companies, that may generate a benefit for the Borrower or its Affiliates or Subsidiaries.

(b) Illegal or improper acts or practices to obtain consents, permits, licenses, approvals, authorizations, rights, or privileges from any state that may generate a benefit for the Borrower or its Affiliates or Subsidiaries.

(c) Engaging in, committing, or participating in any type of crime, including crimes against public administration, money laundering, collusion, or influence peddling, or equivalent crimes in Peru and/or in other states.

In addition to the foregoing, the following shall also be considered as "Acts of Corruption"
when the acts mentioned before are performed by the Representatives of the Borrower, its Affiliates or Subsidiaries, provided that: (i) they generate a benefit for the Borrower or any of its Subsidiaries or Affiliates; (ii) they result in the Borrower or any of its Subsidiaries or Affiliates incurring legal prohibitions established in Law No. 30737 (Law ensuring the immediate payment of civil compensation to the Peruvian State in cases of corruption and related crimes), the Law No. 30424 (Law regulating the administrative liability of legal persons for the crime of transnational active bribery), or other Anti-Corruption Laws; and/or, (iii) such acts involve a breach by the Borrower, or its Affiliates or Subsidiaries, of the Anti-Corruption Laws.

(iii) "Affiliates": With respect to a Person that is a natural person or legal entity: (i) its Subsidiaries; (ii) any person that exercises Control over such and the other Persons over which the said also exercises Control; and (ii) the Subsidiaries of those last mentioned. Furthermore, if such Person is an individual, any immediate family member up to the fourth degree of consanguinity and second degree of affinity (including parents, spouse, children, and siblings) of such Person and any trust or legal entity whose principal beneficiary is such individual or one or more members of their immediate family, up to the fourth degree of consanguinity and second degree of affinity, and any Person that is Controlled by such individual.
(iv) "Annex(es)": It is the document or documents prepared under the provisions of the Contract, and which form an integral part thereof.
(v) "Governmental Authority": It is any national, regional, departmental, provincial, or municipal entity or authority, or any of its regulatory or administrative departments or agencies, or any organization that performs executive, legislative, regulatory, judicial, tax, municipal, or administrative functions related to government affairs, exercises jurisdiction, and is competent over Persons or matters in question.
(vi) "International Sanctioning Authority": Refers to: (i) the United Nations Security Council; (ii) the United States of America; (iii) the European Union (including all European Union member states, among them the Netherlands); (iv) the United Kingdom; (v) any country where an Affiliate or Subsidiary of a Person has been incorporated, or from which or to which it conducts its business; and, (vi) the governments, official institutions, or agencies of any of the jurisdictions mentioned in (i) through (v) above, including but not limited to, the OFAC, the Council of the European

Union, the United States of America Department of State (United States Department of State), and the His Majesty’s Treasury of the United Kingdom (His Majesty´s Treasury).

(vii) "Change of Control": Means the occurrence of any of the following events: Capia Radix Investment Fund and Latam Logistic PER Propco Lurin III S.R.L. cease to hold 100% of the shares of the Borrower, or (ii) the shares of Latam Logistic PER Propco Lurin III S.R.L. are transferred directly, or (iii) Logistic Properties of the Americas transfers, directly or indirectly, the Borrower's shares. A transfer of shares by holders of representative shares of the capital stock of Logistic Properties of the Americas shall not be considered a change of control.
(viii) “Charge for Event(s) of Default(s)”: It is the penalty for the existence of Events of Default other than payment obligations referred to in Clause 2.07 of the Contract, which is established in Annex I of the Contract.
(ix) “Commitment Letter”: It is the letter that the Borrower will send to the Bank on the Closing Date, by virtue of which the terms and conditions under which the Structuring Fee will be canceled shall be established in accordance with Annex VIII.
(x) "Compliance Certificate": It is the document by virtue of which the Borrower makes quarterly statements to the Bank declaring that it is fully complying with all obligations and/or commitments in general as referred to in the Contract. The Compliance Certificate shall be issued within forty-five (45) calendar days after the end of each quarter, and must additionally refer to the Financial Obligations of each quarter ending on March 31, June 30, September 30, and December 31. The model of the Compliance Certificate is attached as Annex V of the Contract.
(xi) “Assignment of Rights”: It is the assignment of rights or contractual position under the Contract and other Loan Documents—whether total or partial—that the Bank could execute in favor of third parties as provided in Clause 7.06 of the Contract; which shall take effect from the date on which the Borrower is notified with the respective Assignment Communication.
(xii) “Rating Agency” means Moody’s, S&P, or Fitch or any of their affiliates.
(xiii) "Civil Code": It is the Civil Code of Peru in force at the time of signing the Contract.
(xiv) “Structuring Fee”: It is the structuring fee agreed between the Bank and the Borrower, as detailed in Annex II, and which must be paid by the Borrower to the Bank in connection with this Contract and the Loan Documents, as established in the Commitment Letter.
(xv) “Prepayment Fee”: It is the fee that the Borrower shall pay to the Bank on the amount to be prepaid, plus the corresponding Taxes, in accordance with Clause 2.08.
(xvi) “Qualified Buyer”: This is a legal entity that has an international risk rating equivalent to an investment-grade rating granted by at least two (2) Rating Agencies, of at least “BBB-” or an equivalent rating, and that, in addition (jointly with its affiliates, shareholders, directors, and employees), is not included in any of the following cases:

(a) being subject to any sanction by the Office of Foreign Assets Control;
(b) being domiciled, incorporated, and/or residing in any of the nations identified in the List of Specially Designated Nationals and Blocked Persons issued by the United States Department of the Treasury (List of specially Designated Nationals and Blocked Persons);
(c) being a department, agency, or any other dependency or institution that is controlled or acting on behalf of any government that has been subject to economic sanctions programs administered by the Office of Foreign Assets Control (31 C.F.R. Parts 500 to 598);
(d) being included in the List of Specially Designated Nationals and Blocked Persons issued by the United States of America Department of the Treasury (List of Specially Designated Nationals and Blocked Persons), the consolidated list of financial sanctions targets issued by HM Treasury of the United Kingdom (HM’s Consolidated List of Financial Sanctions Targets), and/or the Investment Ban List (Investment Ban List) or any other similar list issued by a competent authority authorized to issue such lists; or
(e) being controlled by any person (natural or legal entity) included in the terms of subsections (a), (b), (c), and (d) above.
(xvii) “Assignment Notice”: It is the communication that the Bank shall send to the Borrower (in the format established in Annex X), through which the latter shall be notified of the percentage of the Contract subject to an Assignment of Rights.
(xviii) “Conditions Precedent”: These are the conditions precedent established to make each Loan Disbursement effective, in accordance with the details contained in numeral 3.02 of Section III of the Contract.
(xix) “Knowledge”: With respect to a given Person, it refers to the actual knowledge that the general manager or another managerial officer has or should reasonably have acquired, or someone who performs similar functions or an equivalent role in the company due to their involvement in the business of the same and/or based on the responsibilities they assume, even if they have taken on such roles and/or functions on a temporary or circumstantial basis, in accordance with the parameters of ordinary diligence required for this type of business.
(xx) “Contract” or “Loan Contract”: This is the present document with its Annexes and modifications.
(xxi) “Lease Contracts”: They are, as of the date of execution of this Contract, the Dimexa Lease Contract, the Farmacias Peruanas Lease Contract, the Oslo Lease Contract, the Snacks Lease Contract, the Scharff Lease Contract, as well as those that may be executed in the future and that replace the assets subject to the Lease Contracts, and in general, those that are executed in relation to all or part of the Project.

(xxii) “Dimexa Lease Contract”: This is the Real Estate Lease Contract, executed on November 15, 2024, between the Borrower and Dimexa S.A., including its extensions, modifications, and/or subsequent novations.
(xxiii) “Farmacias Peruanas Lease Contract”: This is the Real Estate Lease Contract, executed on August 31, 2022, between the Borrower and Farmacias Peruanas S.A.C., including its extensions, modifications and/or subsequent novations.

(xxiv) “Oslo Lease Contract”: This is the Real Estate Lease Contract, executed on December 31, 2024, between the Borrower and Operadora de Servicios Logísticos S.A.C., including its extensions, modifications, and/or subsequent novations.
(xxv) “Scharff Lease Contract”: This is the Real Estate Lease Contract, executed on September 20, 2024, between the Borrower and Scharff Logística Integrada S.A., including its extensions, modifications, and/or subsequent novations.
(xxvi) “Snacks Lease Contract”: This is the Lease Contract, executed on February 23, 2024, between the Borrower and Snacks América Latina S.R.L., including its extensions, modifications, and/or subsequent novations.
(xxvii) “Operation Contract”: This is the Contract for the Investment and Operation of a Logistics Park and/or Modern Storage Distribution, executed on January 7, 2021, between the Borrower and LAP, modified by the first addendum dated July 21, 2021, the second addendum dated November 2, 2021, the third addendum dated January 7, 2022, and the fourth addendum dated February 7, 2023, including its extensions, modifications, and/or subsequent novations.
(xxviii) “Participation Trust Agreement”: This is the security trust agreement executed on the Closing Date between Capia Radix Investment Fund and Latam Logistic PER Propco Lurín III S.R.L., as trustors, La Fiduciaria S.A., as trustee, the Bank, as beneficiary trustee, and the natural person acting as depository under such contract, with the participation of the Borrower, for the purpose of establishing the Participation Trust, including its extensions, modifications, and/or subsequent novations.
(xxix) “Cash Flow Trust Agreement”: This is the cash flow trust agreement executed on the Closing Date between the Borrower, as trustor, La Fiduciaria S.A., as trustee, the Bank, as beneficiary trustee, and the natural person acting as depository under such agreement, for the purpose of establishing the Cash Flow Trust, including its extensions, modifications, and/or subsequent novations.
(xxx) “Movable Collateral Agreement”: This is the movable collateral agreement executed on the Closing Date between Latam Logistic PER Propco Lurín III S.R.L., as the settlor, and the Bank, as the beneficiary, with the participation of the Borrower, for the purpose of establishing the Movable Collateral, including its extensions, modifications, and/or subsequent novations.
(xxxi) “Conditional Assignment Agreements”: These are: (i) the conditional assignment agreement to be executed on or before the Closing Date, between the Borrower as assignor and the Bank as assignee, for the assignment of its contractual position in the

Lease Contracts; and (ii) the conditional assignment agreement to be executed between the Borrower as assignor and the Bank as assignee, with the participation of LAP in its capacity as assigned counterparty, for the assignment of the Borrower's contractual position in the Operating Contract and the authorization of LAP for the Borrower to assign its credit rights under the Operating Contract in favor of the Flow Trust, which may be signed after the first Disbursement of the Loan subject to the prior approval of LAP.
(xxxii) “Construction Contract(s)”: This is the contract that will be executed by the Borrower with the entity responsible for carrying out the construction of the Project, in accordance with the format attached as Annex XII of this Contract.
(xxxiii) “Control”: This applies to a Person when another Person: (i) directly or indirectly owns more than fifty percent (50%) of the voting shares in its general shareholders' meeting or equivalent body; or, (ii) without holding more than fifty percent (50%) of the voting rights in its general shareholders' meeting or equivalent body, has the power to appoint or remove the majority of the members of the board of directors or equivalent body; or, (iii) directly or indirectly holds a representation on its board of directors or equivalent body exceeding fifty percent (50%) of its members; or, (iv) by any other means not previously considered (whether contractual or not), controls the decision-making power within the legal entity.
(xxxiv) “Alicorp Controversy”: This refers to the dispute that the Borrower currently has with Alicorp S.A.A. regarding the terms under which the lease contract executed on January 30, 2023, was terminated, as well as the patrimonial consequences arising from said termination.
(xxxv) “Payment Schedule” or “Schedule”: This is the Loan Payment Schedule, which, as a reference, is included in Annex IV of the Contract, detailing the amount of each Installment that must be paid by the Borrower, as well as the corresponding Payment Dates. The final Payment Schedule will be prepared by the Bank once (i) the Availability Period has ended, or (ii) the entire Loan has been disbursed, whichever occurs first.
(xxxvi) “Collection Account”: This term has the meaning assigned to it in the Cash Flow Trust Contract.
(xxxvii) “Reserve Account”: This term has the meaning assigned to it in the Cash Flow Trust Contract.
(xxxviii) “Restricted Account”: The term "Restricted Account" is defined in the Cash Flow Trust Contract.
(xxxix) “Installment(s)”: This is the amount of the principal and compensatory interest that must be paid by the Borrower to the Bank on each Payment Date.
(xl) “Balloon Installment”: This is the final Installment in the Payment Schedule, which represents 35% of the Loan.
(xli) “Patrimonial Cure”: This is the amount deposited by the Borrower in the Reserve Account exceeding the Reserve Amount, which has been recorded and formalized by the Borrower as a capital contribution to the satisfaction of the Bank, and which must be equal to or greater than the necessary amount for the Borrower to comply with the Debt Service Coverage Ratio on each measurement date.
Any amount of the Patrimonial Cure in excess of the amount necessary for the Borrower to comply with the Debt Service Coverage Ratio on a future measurement date may be released from the Reserve Account at the request of the Borrower, with the prior approval of the Bank, following the procedure established for such purposes in the Cash Flow Trust Contract.
(xlii) “Disbursement(s) of the Loan”: This refers to the disbursement(s) of the total amount or partial amounts of the Loan to be made by the Bank to the Borrower, which are subject to the precedent conditions for disbursement referred to in Clause 3.02 of the Contract.
(xliii) “Use of Funds”: This is the purpose for which the Borrower must use the funds provided by the Bank, as detailed in Annex I of the Contract.
(xliv) “Financial Debt”: This includes all payment obligations to financial institutions or capital markets, including guarantees or sureties, as well as any other payment obligation that accrues interest (except for accounts payable to commercial suppliers assumed by the Borrower).
(xlv) “Business Day”: This means any day other than Saturday, Sunday, a recognized public holiday in the jurisdiction of Lima, Peru, or any other day on which banking institutions in Lima are authorized to remain closed.
(xlvi) “Loan Documents”: These are all the documents that the Borrower has signed or will sign for the financing granted by the Bank to the Borrower under the Contract, including but not limited to: (i) the Loan Agreement; (ii) the Promissory Note duly signed; (iii) the documents under which the Guarantees are constituted; and (iv) any extension and/or modification of the aforementioned documents, as well as any other documents that must be granted, executed, or signed to implement and formalize the Loan granted under the Loan Agreement and to ensure its proper execution.
(xlvii) “Dollar” or “US$”: This is the legal currency of the United States of America.
(xlviii) “Material Adverse Effect”: This means any materially adverse effect on: (i) the Borrower's ability to fulfill its obligations as established in the Loan Documents; (ii) the Bank’s ability to exercise the rights or actions established in the Loan Documents; (iii) the Guarantees established in favor of the Bank; and/or (iv) the legality, validity, or enforceability of any of the Loan Documents.
(xlix) “Event(s) of Default”: This refers to any event indicated in Clause 6.01 of the Contract.
(l) “Cash Surplus”: This is the balance credited to the Collection Account, as referred to in subsection (vi) of numeral 8.2.1.2 of clause eighth of the Cash Flow Trust Agreement.
(li) “Closing Date”: This is the date on which the Contract is executed.

(lii) “Disbursement Date(s)”: These are the dates on which the Bank will disburse the Loan to the Borrower once the conditions established in Section III have been met.
(liii) “Payment Date(s)”: These are the dates on which the Borrower must fulfill the payment of the principal and/or interest of the Loan in accordance with the Schedule.
(liv) “Participation Trust”: This is the autonomous estate that will be established on the Closing Date under the Participation Trust Contract, to guarantee the fulfillment of all obligations of the Borrower derived from the Loan Documents.
(lv) “Cash Flow Trust”: This is the autonomous estate that will be established on the Closing Date under the Cash Flow Trust Contract, to guarantee the fulfillment of all obligations of the Borrower derived from the Loan Documents.
(lvi) “Movable Collateral”: This is the movable collateral over one (1) participation of the Borrower, owned by Latam Logistic PER Propco Lurín III S.R.L., which will be constituted on the Closing Date under the Movable Collateral Contract, to guarantee the fulfillment of all obligations of the Borrower derived from the Loan Documents.
(lvii) “Guarantees”: These are the guarantees constituted by the Borrower and/or third parties in favor of the Bank, which are detailed in Annex IX of the Contract, and which are established in accordance with the provisions of Clause 2.12 of the Contract.
(lviii) “Authorized Expert Report”: This is the report to be issued by the Expert, detailing the supervision of the Project, and which must necessarily include, among other concepts: (i) the monthly valued schedule, (ii) a Gantt Diagram regarding the construction activities, (iii) a detailed construction budget by item, and (iv) the construction valuation report.
(lix) Net Income to be Received: This is the projection of the twelve (12) subsequent months of all payments to be received by the Borrower for warehouse rental under the Lease Agreements (including payments related to the maintenance of common areas, but not including payments for general sales tax) minus the payments to be made to LAP under the Operation Contract for said period. For these purposes, only payments related to warehouse rental in which the counterparty has already effectively paid at least one installment for rent will be considered.
(lx) “Compensatory Interest”: This is the interest referred to in Clause 2.05 of the Contract, which is established in Annex I of the Contract.
(lxi) “Default Interest”: This is the interest referred to in Clause 2.06 of the Contract, which is established in Annex I of the Contract.
(lxii) “LAP”: Refers to Lima Airport Partners S.R.L.
(lxiii) “Law 26702”: This refers to the General Law of the Financial System, the Insurance System, and the Organic Law of the Superintendence of Banking and Insurance, Law No. 26702, and its amendments or replacements.

(lxiv) “Applicable Law”: Refers to laws, decrees, and legal regulations of any rank, hierarchy, and nature applicable in the Republic of Peru or in any other jurisdiction applicable to a specific Person, as they may be interpreted or modified in the future by the corresponding Government Authority.
(lxv) “Anti-Corruption Laws”: Refers to all legal provisions applicable at the national or international level concerning anti-corruption measures or the prevention of money laundering and terrorism financing under the peruvian legal framework or any other jurisdiction applicable to a specific Person, as they may be interpreted or modified in the future by the corresponding Government Authority.
(lxvi) “Sanctions List”: Refers to any list of specifically designated Persons, entities, or countries, maintained or publicly announced as subject to Sanctions by the International Sanctioning Authority, as such lists may be updated, supplemented or replaced from time to time.
(lxvii) “Reserve Amount”: Has the meaning assigned to it in the Cash Flow Trust Contract.
(lxviii) “IFRS”: Refers to the International Financial Reporting Standards, as approved by the International Accounting Standards Board.
(lxix) “Disbursement Notice”: Refers to the notification that the Borrower must send to the Bank to proceed with the Loan Disbursement. The Disbursement Notices must contain, at a minimum, the information outlined in Annex VI.
(lxx) “Obligations to Do”: Refers to the obligations to do of the Borrower, as set forth in Clause 5.01 of the Contract.
(lxxi) “Obligations Not to Do”: Refers to the obligations not to act of the Borrower, as set forth in Clause 5.02 of the Contract.
(lxxii) “Financial Obligations”: Refers to the financial obligations outlined in Clause 5.03 of the Contract.
(lxxiii) “Promissory Note”: Refers to the Promissory Note duly signed and delivered by the Borrower to the Bank, in accordance with the format specified in Annex III.
(lxxiv) “Logistics Park”: Refers to the area whose possession has been granted to the Borrower for the development of the "Logistics Park and/or Modern Storage Distribution" project, as indicated in the Operation Contract. The project consists of four (4) stages, each involving the development, construction, and operation of a warehouse building and its corresponding common area.
(lxxv) “Parties”: Refers to the Borrower and the Bank, as well as any other natural or legal person that participates in the Contract and/or becomes a Party to the Contract.
(lxxvi) “Net Equity”: Refers to the amount recorded as the net equity of the Borrower in its balance sheet, prepared in accordance with IFRS.
(lxxvii) “Expert”: This refers to the expert to be designated by the Borrower from the list of experts authorized by the Bank, according to the details provided in Annex XIII, who will be responsible for validating the progress of construction works in the development of the Project, as well as issuing the Authorized Expert Report. If the Borrower is unable to validly designate one of the experts listed in Annex XIII, the Bank may, at its sole discretion, designate the expert it deems appropriate to fulfill the described purposes.
(lxxviii) “Availability Period”: This refers to the period during which the Borrower may submit a Disbursement Notice to the Bank, which is detailed in Annex I.
(lxxix) “Person”: This refers to any natural or legal person, de facto or de jure association, public or private entity, domestic or foreign, autonomous patrimony, trust, government entity, or similar.
(lxxx) “Peru”: Refers to the Republic of Peru.
(lxxxi) “Insurance Policies”: These are the insurance policies contracted by the Borrower for the Logistics Park, which are listed in Annex XI. This definition includes any subsequent renewals and extensions of the Insurance Policies.

(lxxxii) “Loan”: This refers to the present long-term credit facility to be disbursed by the Bank in favor of the Borrower, in accordance with the terms stipulated in the Contract, and whose maximum amount is established in Annex I of the Contract.
(lxxxiii) “Project”: This refers to the construction of Warehouse 3 (Part 1), also identified as Warehouse 300B, of the Logistics Park, to be carried out by the Borrower, under which the new industrial warehouse will be developed in the Logistics Park.
(lxxxiv) “Debt Service Coverage Ratio”: This is the result of dividing: (i) Net Rents by (ii) Debt Service.
(lxxxv) “Disbursement Ratio”: This is the result of dividing: (i) Net Income to be Received by (ii) Debt Service.
The calculation of the Disbursement Ratio will be performed based on the projection of Net Income to be Received and Debt Service for the twelve (12) months following the applicable Disbursement Date. For these purposes, the calculation of Debt Service will include the components (principal and/or interest) related to the Disbursement being requested.
(lxxxvi) “Equity Ratio”: This is the result of dividing: (i) Net Equity by (ii) Assets.
(lxxxvii) “Representatives”: These are the shareholders, administrators, directors, officers with decision-making authority, advisors, representatives of a specific Person, or any other Person acting on behalf or in the interest of a specific Person.
(lxxxviii) “Net Rents”: These refer to (i) the income received under the Lease Contracts, after deducting payments corresponding to property taxes and the general sales tax, as such taxes are reflected in the Borrower’s financial statements' income statement, plus (ii) income received for the maintenance of common areas, in case they were not included in the calculation of (i) above, minus the payments made to LAP under the

Operation Contract concerning the income received from the Lease Agreements, minus (iii) expenses for the maintenance of income-generating assets, in proportion to the Lease Contracts, and minus (iv) payments to Latam Logistic Opco S.R.L., based on the administration services provided, in proportion to the Lease Contracts.
(lxxxix) “Sanctions”: These refer to any laws, regulations, embargoes, resolutions, and/or restrictive measures imposed, decreed, or applied from time to time by a Sanctioning Authority in commercial, financial, or economic matters.
(xc) “Debt Service”: This is the sum of: (i) principal amortization payments for debts with a maturity of more than one year, plus (ii) financial expenses for a given period, minus (iii) the Patrimonial Cure corresponding to the same calculation period of Debt Service or that has been deposited in the Reserve Account within thirty (30) calendar days following the relevant measurement date.
(xci) “Public Officials”: These are persons who provide services to the State in any Government Authority, including any public official, public director, trusted public servant, and career civil servant, in accordance with the definition of Law No. 30057, its amendments, and regulatory provisions. This definition also includes any person linked to a Public Official or a person who may influence such an official.
(xcii) “Soles” or “S/”: This is the legal tender currency in Peru.
(xciii) “Subsidiaries”: Refers, in relation to any Person, to any Person in which more than 50% (fifty percent) of its shares with voting rights (or any other participation right or interest in the share capital that allows voting in the election of directors or any other governing body, regardless of how they are designated) is —directly or indirectly— owned or Controlled by the first Person, by one (1) or more of its Subsidiaries, or by that other Person together with one or more Subsidiaries.
(xciv) “SUNARP”: This refers to the National Superintendency of Public Registries.
(xcv) “Appraiser”: Refers to the appraiser to be designated by the Borrower from the list of appraisers authorized by the Bank, as detailed in Annex XIV. If the Borrower fails to validly designate one of the appraisers listed in Annex XIV, the Bank may, at its sole satisfaction, designate the appraiser it deems appropriate to fulfill the described purposes.
(xcvi) "Tax": Refers to any tax, fee, contribution, whether existing or future, reduction or withholding that may apply and is linked to the Loan, including any interest, surcharge, fine, or penalty related thereto.
CLAUSE 1.02: INTERPRETATION OF THE CONTRACT
(a) The Parties acknowledge that the titles heading the Sections or the Clauses of the Contract are solely for reference purposes and shall not necessarily be taken into account for the interpretation of their content and scope.
(b) All references in the Contract to a Section, Clause, or Annex shall refer to the corresponding Clause or Annex in this Contract, unless expressly stated otherwise.

(c) References in this Contract to a Clause shall include all paragraphs within it, and references to a Section shall include all clauses within the corresponding Section.
(d) Unless the context requires a different interpretation, the plural includes the singular and vice versa; and the masculine includes the feminine and vice versa.
(e) References to laws or regulations shall be understood and interpreted as encompassing all legal or regulatory provisions that amend, expand, consolidate, specify, modify, or replace the law or regulation mentioned in the Contract.
CLAUSE 1.03: BACKGROUND
(a) The Borrower is a private company validly incorporated and existing under the laws of Peru, which, within the framework of its corporate purpose, is engaged in the development, construction, and operation of the Logistics Park through the celebration and execution of operational leases for logistics warehouses, in the medium and long term.
(b) The Borrower requires a long-term loan up to the amount established in Annex I of the Contract, which shall be used solely and exclusively for the Use of Funds.
(c) The Bank has evaluated the request submitted by the Borrower and has undertaken the commitment to grant the Borrower the Loan in accordance with the terms and conditions set forth in the Contract, subject to compliance with the conditions outlined in Section III of the Contract.

SECTION II
LOAN

CLAUSE 2.01: PURPOSE OF THE CONTRACT
(a) By virtue of the Contract, the Bank grants a Loan in the currency specified in Annex I in favor of the Borrower, up to the amount specified in Annex I of the Contract.
(b) The Loan shall be disbursed to the Borrower, provided that for each Loan Disbursement, the Precedent Conditions have been met.
(c) The Borrower undertakes to allocate the Loan solely and exclusively to the Use of Funds.
CLAUSE 2.02: PROCEDURE FOR THE DISBURSEMENT OF THE LOAN
The Loan shall be disbursed at the opportunities and under the conditions stipulated in Annex I, once the Precedent Conditions have been met for each Loan Disbursement and within the Availability Period established in Annex I, computed from the Closing Date.
The Loan Disbursement shall be made into the Borrower’s account as indicated in each Disbursement Notice, as applicable.

The Borrower shall pay the Bank the Structuring Fee, in accordance with the terms and conditions set forth in the Commitment Letter.
The Bank shall not disburse the Loan if it has not received a Disbursement Notice within the Availability Period and the Precedent Conditions have not been met.
In the event that during the Availability Period, the Borrower has made any prepayment of the Loan, such amounts shall not be subject to a new Loan Disbursement.

CLAUSE 2.03: TERM
The term for the payment of the Loan is detailed in Annex I.
The Contract shall remain in effect as long as the Borrower is required to fulfill any obligation to the Bank under the Loan Documents.

CLAUSE 2.04: LOAN PAYMENT
(a) The Borrower shall pay the Bank the principal of the Loan in accordance with the Payment Schedule.
(b) If any payment due under the Contract falls due on a day that is not a Business Day, such payment shall be made on the next Business Day. The payment shall include the principal and interest calculated as of the Payment Date, without the Bank having the right to receive any interest or compensation for the deferment.

(c) It is a condition of this Contract, particularly regarding the payment of the principal and compensatory and default interest, as well as other expenses, fees, services, and taxes that may be applicable, that all payments must be made in the same currency in which the Loan was agreed upon and granted or in which the payment of the fee, expenses, or Taxes was agreed upon.
(d) The Loan shall be repaid in full, without deducting from such amount any expense for fees, Tax, or any other deduction similar in nature, since it is the obligation of the Borrower to repay the Bank the full amount of the Loan, with the Borrower assuming full responsibility for such deductions.
(e) The Borrower shall make available to the Bank sufficient funds to fully cover the payment of the Installments, as well as any fees and any other amounts applicable to the Borrower under the Contract and the Cash Flow Trust Contract. In the event that the amounts owed to the Bank are not covered, for any reason, by the amounts received under the Cash Flow Trust Contract, the Borrower expressly and irrevocably authorizes the Bank shall debit the amounts owed from any accounts it holds or may hold in the Bank, in any of its offices and/or branches, within the country or abroad, and/or dispose of any funds, deposits, or securities in any currency it has in its possession to be credited, without prior authorization or subsequent approval and without the Bank assuming any responsibility for the exchange rate it applies, in case the account, deposit, or funds are held in a currency different from the payments the Borrower must make, at the time it deems appropriate, acknowledging that this right extends to the full amount owed under the Loan Documents. Likewise, the Bank is authorized by the Borrower to withhold and apply to the cancellation of overdue debts, any asset or financial value it holds and is intended to be credited or delivered, authorizing the Bank to dispose of them directly for the application to the overdue debt, releasing the Bank from any liability for the price obtained from the disposal.
The Bank assumes no responsibility in the event it decides to exercise or not the authority granted by this clause.
Furthermore, the Borrower waives the right to oppose the Bank, its Affiliates, Subsidiaries, and/or related entities, regarding the compensation of obligations that the latter may have in its favor derived from the Loan Documents, or any other document, act, or legal transaction executed.
(f) In accordance with the relevant provisions of the Civil Code, any payment made by the Borrower shall be applied first to penalties and expenses, then to default interest, then to compensatory interest, and finally to the repayment of the principal of the Loan.
(g) Once (i) the Availability Period has ended, or (ii) the total amount of the Loan has been disbursed, whichever occurs first, the Bank shall send the Borrower the final Payment Schedule, which shall include the amount corresponding to each of the Installments to be paid by the Borrower on the Payment Dates. This new Payment Schedule shall replace the reference Payment Schedule incorporated in Annex IV of this Contract. The Borrower hereby accepts the final Payment Schedule as communicated by the Bank, except for material errors, in which case it shall be corrected by the Bank.

CLAUSE 2.05: COMPENSATORY INTEREST
The Borrower shall pay compensatory interest from the first Disbursement Date, on the amount of capital disbursed by the Bank and pending payment, for which an annual fixed effective interest rate of 7.90% shall apply. All interest calculations shall be performed based on a three hundred sixty (360) day year for the actual number of days (excluding the initial day, but including the due date), elapsed in the period for which such interest is payable. Each determination by the Bank regarding an amount due under this Contract shall be considered conclusive and binding for all purposes, except in the case of manifest error.
Interest shall be calculated on an expired period basis and shall be paid on each Payment Date.
CLAUSE 2.06: DEFAULT INTEREST
Failure by the Borrower to pay the principal, interest, or any other sum of money due in relation to the Loan on its respective due dates shall be subject, in addition to the payment of compensatory interest referred to in Clause 2.05 of the Contract, to the payment of default interest at an effective annual rate of two percent (2.00%) on the outstanding balance, which the Borrower accepts as an additional charge to the compensatory interest.
For the purposes of the preceding paragraph, and in accordance with paragraph 1 of Article 1333° of the Civil Code, the Borrower shall automatically be in default without the need for any judicial or extrajudicial demand or notification.
CLAUSE 2.07: CHARGE FOR EVENT OF DEFAULT
In case an Event of Default occurs, other than that established in Clause 6.01 subsection a), and while such Event of Default is not remedied or the Contract is not resolved, the Bank may apply to the Loan, as a penalty, an additional 1.50% to the compensatory interest rate established in Clause 2.05. The provisions of this clause do not imply a waiver of the Borrower’s obligation to compensate for any damages the Bank may suffer beyond the Charge for Event of Default. This Charge for Event of Default shall be automatically lifted by the Bank once the Event of Default that caused it has been remedied.
CLAUSE 2.08: VOLUNTARY AND MANDATORY PREPAYMENTS
(a) Voluntary Prepayments
In accordance with the provisions of Clause 2.04 of the Contract, the Loan shall be repaid on the Payment Dates specified in the Schedule. Notwithstanding the foregoing, the Borrower may voluntarily prepay the Loan at any time during the term of the Contract, provided that the following conditions are met:
(i) The Borrower must notify the Bank in writing at least thirty (30) calendar days in advance of its intention to make a partial or total prepayment of the Loan. Prepayments may only be made on the Payment Dates.
(ii) Partial prepayments shall be made for minimum amounts of US$1,000,000.00 (one million and 00/100 Dollars) and always in multiples of US$1,000,000.00 (one million and 00/100 Dollars) on said amount.
(iii) If a voluntary prepayment is made, a Prepayment Fee shall apply according to the year in which the voluntary prepayment is made, as detailed in the following table, that shall be applied to the principal amount of the Loan being prepaid:

Period	Fee
Until (including) the third anniversary of the Closing Date	2.00%

From the third anniversary of the Closing Date until the fifth anniversary of the Closing Date	1.50%
From the fifth anniversary of the Closing Date onwards	1.00%

The Prepayment Fee shall not be applicable in case the Loan is prepaid either totally or partially, through the structuring of loans or facilities structured by the Bank.
(b) Mandatory Prepayments
The Borrower shall make mandatory prepayments of the Loan under the circumstances set forth in this section (b). In these mandatory prepayments, the Prepayment Fee shall not apply. The prepayment shall be made in accordance with the following provisions and the payment mechanism established in the Flow Trust Contract. The scenarios for mandatory prepayments are as follows:
(i) Payments derived from Insurance Policies: In the event of a loss, damage, or destruction affecting all or part of the assets that comprise Warehouse 100 and Warehouse 300B of the Logistics Park, for an amount equal to or greater than US$ 3,000,000.00 (Three million and 00/100 Dollars), the Bank shall apply the amount received from the respective Insurance Policies as compensation towards the early repayment of the Loan. In case the Bank receives a payment for lost profits, whose amount is at least equivalent to the value of (1) year of rent of the Lease Contracts affected by the loss, the Bank shall only apply to the early repayment of the Loan the amount received for lost profits, and the remaining balance shall be delivered directly to the Borrower, so that it may be used exclusively for the repair or reconstruction of Warehouse 100 and Warehouse 300B of the Logistics Park, or for the replacement of the components that may have been affected, as applicable.

In the event that: (a) the amount of the loss, damage, or destruction of the assets that comprise Warehouse 100 and Warehouse 300B of the Logistics Park is lower than the amount indicated in the first paragraph of this section, or (b) despite the amount of the loss, damage, or destruction of the assets that comprise Warehouse 100 and Warehouse 300B of the Logistics Park being equal to or greater than the amount indicated in the first paragraph of this section, if the Bank so determines; the amount received as compensation shall be delivered directly to the Borrower so that it may be used exclusively for: (x) the repair or reconstruction of Warehouse 100 and Warehouse 300B of the Logistics Park, or the replacement of components that may have been affected, as applicable; or (y) working capital, if so instructed by the Bank.

(ii) Indemnities: In case the Borrower receives from any of its counterparties any compensation related to the early termination of one or more Lease Contracts or the Operation Contract (including the Lease Contracts and the Operation Contract), the Bank may, at its sole discretion, apply the amount received to the advance payment of the Loan, by sending an instruction to the trustee of the Cash Flow Trust to that effect.
(iii) Payments for expropriation: In the event that the Borrower directly receives or through LAP any type of payment (under the concept of fair compensation) for expropriation, confiscation, compulsory acquisition, embargo, nationalization, or any other action or event by the Republic of Peru concerning the Logistics Park, and the aforementioned situation has not triggered the acceleration of the Loan, the Bank may, at its sole discretion, apply the amount received to the early repayment of the Loan, for which it shall be sufficient to send an instruction to the trustee of the Flow Trust accordingly.
(iv) Sale of Assets: In the event of a sale, transfer, total or partial disposal, collectively, successively, or in a single act, of any of the fixed assets and/or assets of the Borrower in exchange for an amount equal to or greater than US$ 1,000,000.00 (One million and 00/100 Dollars), and the aforementioned situation has not triggered the acceleration of the Loan, the Bank may apply the amount received by the Borrower from such disposal to the early repayment of the Loan. Any amount received from the disposal of assets for an amount less than US$ 1,000,000.00 (One million and 00/100 Dollars) may be used for the replacement of said assets without requiring prior authorization from the Bank.
(v) Cash Sweep: If the Debt Service Coverage Ratio falls below 1.30x as of December 31, 2026, the Borrower shall be required to allocate, on each Payment Date throughout the entire period of non-compliance with said financial ratio, one hundred percent (100%) of the Cash Surplus to the Restricted Account. If, on the next measurement date, in accordance with clause 5.03, the Debt Service Coverage Ratio remains below 1.30x, the Cash Surplus as well as the funds deposited in the Restricted Account, shall be allocated to the mandatory prepayment of the Loan, for which the Bank shall instruct the trustee of the Flow Trust to transfer said sum to the account that the Bank designates for the purpose of early amortization of the Loan in reverse order of maturity, meaning that such prepayment shall first be applied to amortizing the Balloon Payment, and if that has been fully amortized, to the payment of the final installments.
In the event that any of the cash flows derived from the concepts indicated in the previous numerals are received directly by the Borrower or any of its Subsidiaries or Affiliates, the Borrower shall be obligated to deliver or cause the delivery of such amounts to the Flow Trust, except in the case of subsection (iv) above in which case the funds shall be delivered directly to the Bank, within a period not exceeding three (3) Business Days after receiving such funds.
(c) General Provisions for All Prepayments

(i) In the event that a partial prepayment of the Loan is made, whether voluntary or mandatory, the Bank shall send the Borrower and the trustee under the Flow Trust, within ten (10) Business Days following the prepayment date, a new Payment Schedule having recalculated the amounts to be paid on each of the Payment Dates.
(ii) The Parties expressly acknowledge that partial prepayments will not modify the Payment Dates, but will reduce the amount of the Installments on each of the Payment Dates in proportion to the prepaid amount.
(iii) The prepayments, whether voluntary or mandatory, shall in no case be considered as an exemption, nor shall they be understood to release the Borrower from the payment of its other obligations under the Loan Documents.

CLAUSE 2.09: STRUCTURING FEE
The Borrower acknowledges the Structuring Fee, which shall apply to the Loan, and undertakes to pay it under the terms and conditions set forth in the Commitment Letter.

CLAUSE 2.10: TAXES
(a) The total amount of Taxes, whether current and/or future, that may be imposed on the Loan, including its interest, expenses, and fees, shall be the sole responsibility of the Borrower. This Clause does not apply to Income Tax (or any tax of similar nature, regardless of its designation) that applies to the operations of the Bank.

(b) The Borrower undertakes to reimburse the Bank for any new Tax that the Bank must pay in connection with the Loan and/or the Loan Documents, including interest, surcharges, fines, and penalties. The reimbursement shall be made within ten (10) calendar days from the date on which the Bank makes such a request to the Borrower.

(c) All payments of principal, interest, and expenses made by the Borrower to the Bank under the Loan Documents shall be made without deduction or withholding of existing or future Taxes, or any other Taxes applicable in Peru or abroad, as the case may be. If the Borrower or the Bank is required to withhold or deduct any amount for Taxes, the amounts payable to the Bank shall be increased by the necessary sum so that the said receives the total amount it would have received had such Taxes not existed.

(d) In cases where withholdings or deductions relate to payments of principal, interest, and expenses made by the Borrower to non-domiciled entities in Peru, as a consequence of any transfer or assignment made by the Bank under this Contract, the Borrower may opt to assume the Income Tax that applies to such payments, making it unnecessary to increase the amounts payable to such non-domiciled entities. The assumption of Income Tax shall proceed in strict accordance with the provisions of Article 47 of the Income Tax Law.

(e) References to the Bank in this Clause 2.10 include any of its assignees or participants, whether domiciled or non-domiciled for tax purposes in Peru.
CLAUSE 2.11: PROMISSORY NOTE
The Loan Disbursements shall be executed through the issuance by the Borrower of a Promissory Note, which represents the total amount of the Loan.
The issuance of the Promissory Note in favor of the Bank, its renewal, or extension shall not constitute a novation of the obligations assumed by the Borrower under the Contract and/or the Loan Documents, nor shall it in any case determine the extinction of the obligation or the Guarantees established, even if such securities have been impaired due to causes attributable to the Bank. The Bank undertakes to return the Promissory Note to the Borrower upon the repayment of the Loan and of any other amount owed to the Bank arising from the Contract and/or the Loan Documents.
The Promissory Note shall be delivered incomplete with respect to its maturity date and amount. The Promissory Note shall be completed by the Bank in accordance with the following rules:
(i) The Promissory Note shall be completed by the Bank for the total amount stated in the settlement of the outstanding balance, which shall correspond to the total amount of the obligations derived from this Contract that the Borrower owes to the Bank, on the date when all the terms set forth in the Contract are declared due as a result of an Event of Default. The aforementioned settlement shall include the amount of principal, compensatory interest, default interest, all commissions owed under this Contract, and any other payment owed by the Borrower in accordance with the Contract.
(ii) The Borrower agrees that, from the maturity date of the Promissory Note until its effective payment, the amount stated therein shall accrue compensatory interest equivalent to the Compensatory Interest Rate, as well as default interest at the agreed-upon rates and amounts established in the Contract. For the payment of default interest, no formal notice of default shall be required, as default shall occur automatically.
(iii) The issuance date of the Promissory Note shall be the First Disbursement Date, or the date on which an Assignment of Rights becomes effective pursuant to Clause Seventh of the Loan Contract. The Bank shall record as the maturity date of the Promissory Note the date of the declaration of maturity of the terms referred to in section (i) above.

(iv) The Promissory Note shall be issued with the "without protest" clause. Notwithstanding this, the holder may protest it, with the Borrower assuming the costs of such proceedings.

(v) The Borrower authorizes the Bank to complete the Promissory Note in accordance with Circular No. G-0090-2001 or any regulations that replace it, in the event that the Bank declares all the terms set forth in the Contract due as a result of an Event of Default, in accordance with Clause 6.02 of the Loan Contract.
(vi) The Bank shall deliver to the Borrower a copy of the executed Promissory Note, and proof of such delivery shall be recorded in a receipt acknowledgment.
(vii) The Bank undertakes not to transfer the Promissory Note, except when such transfer is carried out as part of an Assignment of Rights provided for in Clause 7.06 of the Loan Contract. In this regard, the Promissory Note may be transferred, provided that compliance with the provisions of the referenced clause has been met. The Borrower shall not be required to issue a new Promissory Note in favor of the new creditor in the event of a transfer of contractual position or an assignment of all rights under the Contract, unless the new creditor requests the issuance of a new promissory note.
(viii) In accordance with the provisions of Article 1279 of the Civil Code, the issuance, renewal, or any other accessory change of the Promissory Note, including its substitution and/or replacement by a similar instrument, shall not constitute a novation of the obligations established in the Contract. The obligations contained in the Promissory Note shall not be extinguished even if, due to the Bank’s fault, said Promissory Note is impaired; this constitutes an agreement contrary to the provisions of Article 1233 of the Civil Code.
(ix) For the purpose of completing the Promissory Note, the Bank shall not require approval or consent from the Borrower or any third party, nor any resolution or ruling issued by a judge, tribunal, or administrative authority. The Borrower expressly acknowledges the protection mechanisms granted by law concerning the issuance and acceptance of an incomplete promissory note.

CLAUSE 2.12: GUARANTEES
The fulfillment of the obligations derived from the Loan shall be guaranteed by:
-The Participation Trust, established under the Participation Trust Contract;

-The Movable Collateral, established under the Movable Collateral Contract;

-The Cash Flow Trust, established under the Cash Flow Trust Contract; and

-The Conditional Assignment Contracts.

The Guarantees are established to support compliance with each and every obligation assumed by the Borrower in the Contract and in the other Loan Documents in favor of the Bank, expressly declaring that the Guarantees are extended to secure the payment of any amount ordered in favor of the Bank by any arbitral award or ruling issued by any Judge, Court, or Tribunal, derived from the Contract and the other Loan Documents, or any remedies or protection mechanisms that, under applicable law, the Bank may have against the Borrower.
SECTION III
LOAN CONDITIONS

CLAUSE 3.01: CLOSING CONDITIONS
For the execution of the Contract, the following conditions must be met:
(a) That, in the Bank’s opinion, no material adverse change has occurred in: (i) local and/or international financial markets; and/or (ii) the political and/or economic situation of Peru.
(b) That the Loan and other Loan Documents have received credit approval from the respective internal committees of the Bank.
(c) That the Bank has received from the Borrower, to its satisfaction: (i) a certified copy of the resolution of the competent corporate body approving the terms and conditions of this transaction and authorizing the representatives who will sign the Loan Documents, and (ii) a copy of the application for registration in public records of the powers granted to the Borrower’s representatives who will sign the Loan Documents.
(d) That the Bank, to its full satisfaction: (i) has received the report and legal due diligence questionnaires of the Borrower, (ii) has conducted a financial due diligence of the Borrower, and (iii) has carried out a technical due diligence related to the Logistics Park.
(e) That all Loan Documents have been duly executed (except for the Promissory Note and the Conditional Assignment Contract to be signed with LAP) to the full satisfaction of the Bank.
(f) That the Bank has received from the Borrower the Commitment Letter, duly executed to its full satisfaction.
(g) That the Borrower has submitted to the Bank a copy of its financial statements for the last fiscal year, and that as of the date of such financial statements, as determined by the Bank, no material adverse change has occurred in the business, operational capacity, financial condition, or results of the Borrower.
(h) That on the Closing Date, there is no event that, in the Bank’s opinion, may be considered to have a Material Adverse Effect.
(i) That the representations and warranties made by the Borrower and indicated in Clause 4.01 are complete, true, and correct in their entirety and remain in effect.

CLAUSE 3.02: CONDITIONS FOR THE LOAN DISBURSEMENT
The Loan Disbursements shall be subject to the Borrower’s compliance with, and the Bank’s satisfaction of, all of the following precedent conditions:
(a) That, in the Bank’s opinion, no material adverse change has occurred in: (i) local and/or international financial markets; and/or (ii) the political and/or economic situation of Peru.
(b) That no event has occurred that results in a change in the Borrower’s direct ownership structure or that generates a change in the Borrower’s indirect ownership structure, causing a Change of Control.
(c) That, in the Bank’s opinion, no event has occurred that affects the legal or financial situation of the Borrower in such a way that a Material Adverse Effect could be triggered.
(d) That no Event of Default or any default or general event exists that, with a notification or the passage of time, or both, would become an Event of Default.
(e) That the representations and warranties made by the Borrower and indicated in clause 4.01 are complete, true, and correct in their entirety and remain in effect.
(f) That the Promissory Note referred to in Clause 2.11 of the Contract has been issued and delivered.
(g) That the Borrower has delivered to the Bank a Disbursement Notice signed by its general manager or authorized legal representative, the submission of which by the Borrower and acceptance by the Bank shall confirm compliance with the precedent conditions referred to in subsections (d) and (e) above.
(h) That the Borrower has paid the Structuring Fee and the corresponding expenses as established in the Commitment Letter, the Contract, and/or the Loan Documents.
(i) That the Bank has received an instruction letter from the Borrower to make, on account of the Loan Disbursement, the payment of: (i) the Structuring Fee owed to the Bank; and (ii) the previously agreed fees payable to legal advisors and other consultants, as applicable, as agreed by the Parties.
(j) That the Borrower is in compliance with all its obligations established in the Loan Documents.
(k) That the legal advisors of the Bank and the Borrower have each provided the Bank with a legal opinion regarding the Borrower’s capacity to execute the Loan Documents and the validity and enforceability of the Loan Documents.
(l) That the Borrower has subordinated all of its obligations to any shareholder, partner, director, administrator, officer, Affiliate, and/or Subsidiary, to the satisfaction of the Bank.
(m) That the Disbursement Ratio, calculated concerning the twelve (12) months preceding the Disbursement Date, is equal to or greater than 1.0x.
(n) That the Debt Service Coverage Ratio is greater than 1.0x.

The precedent conditions indicated in subsections (f), (h), (i), and (k) shall only apply to the first Loan Disbursement.
Additionally, if the first rental installment under the Snacks Lease Contract has already been paid, the Loan Disbursement requested by the Borrower must also comply with the following precedent conditions:
(a) That the Borrower has successfully completed the proper construction of the Project.
(b) That the Borrower has received payment of the first installment under the Snacks Lease Contract, to the satisfaction of the Bank.
If any of the precedent conditions are not met, the Bank, without any liability, shall be entitled to suspend and/or deny the Loan Disbursement, and the Borrower shall not be able to make any claims against the Bank.

SECTION IV
REPRESENTATIONS AND WARRANTIES

CLAUSE 4.01: REPRESENTATIONS AND WARRANTIES
On the Closing Date and on each Disbursement Date, the Borrower represents and warrants to the Bank that:

(a) It is a company validly incorporated and existing under the peruvian laws and possesses all necessary powers and authority to conduct its business, own its properties, and comply with its rights and obligations arising under the Contract.
(b) The execution of the Contract and the Loan Documents, and the fulfillment of its obligations, are within its corporate powers, have been duly authorized by the relevant corporate bodies, and do not violate or contradict: (i) its bylaws; (ii) any law, decree, regulation, or any other legal rule applicable to it; any order, ruling, award, or resolution issued by any judicial court, arbitral tribunal, or other judicial or administrative authority applicable to it and that has been communicated or notified to it; or, (iii) any applicable contract, instrument, or other commitment in which the Borrower is a party or by whose terms and conditions it is bound, in such a way that could affect its ability to fulfill the obligations it assumes under the Contract or its current economic and/or financial situation.
(c) Each of the Loan Documents has been validly executed and contains valid and legally enforceable obligations in accordance with its terms.
(d) No authorization or approval is required from, nor notification of any kind to, any Governmental Authority for the valid execution and performance of the Contract by the Borrower.

(e) It has no Knowledge of any proceedings or orders, whether pending or imminent, in judicial, administrative, or arbitral proceedings, that could reasonably be expected to have a Material Adverse Effect.
(f) The financial statements delivered to the Bank are the most recently approved ones, and they adequately represent the Borrower’s financial condition and operational results, in accordance with IFRS and applied consistently. Furthermore, since the date of such financial statements, no material adverse change has occurred in such conditions or operations that affects or could affect the Borrower’s ability to meet its obligations under the Contract.

(g) To its Knowledge, it is not involved in any violation of applicable laws, decrees, regulations, or any other applicable norm, nor are there any final judicial, extrajudicial, or administrative rulings and orders against the Borrower that could, in the future, have a Material Adverse Effect or could affect the legality, validity, or compliance of the Contract.

(h) To its Knowledge, it is not in a situation of non-compliance with any charges, duties, commitments, or material or contractual obligations, nor has any event occurred that would allow for the acceleration of terms and the enforceability of its obligations under one or more validly executed contracts with third parties, the non-compliance or occurrence of which could generate a Material Adverse Effect.

(i) It has complied with its formal and substantial tax obligations or has filed a claim against a tax assessment or penalties that the Borrower considers improper and, regarding such claims, has adequate accounting provisions in accordance with IFRS.

(j) No information, report, or annex delivered by the Borrower to the Bank in connection with the negotiation of the Contract or in accordance with its terms contains falsehoods or inaccuracies regarding facts, nor does it omit any necessary and relevant information regarding the Borrower.

(k) The Borrower has provided and facilitated to the Bank all information related to any other contract, agreement, operation, event, and/or circumstance linked to the Use of Funds.

(l) The Borrower is subject to the general legal framework and does not possess any type of immunity or special privilege in the event of resorting to jurisdictional bodies.

(m) It has all the necessary legal and regulatory authorizations for the normal performance of its operations.

(n) The Borrower is not in violation of any laws that regulate and protect the environment and that are applicable to it.

(o) It expressly acknowledges and agrees that the Bank's failure to exercise any of the rights and powers established in the Contract does not imply the waiver or loss of such rights, and the Bank may exercise them at any time.

(p) The Borrower, its subsidiaries, and Representatives are not being investigated, nor have they committed or been linked to the commission of crimes against public administration, money laundering, illicit drug trafficking, and/or the financing of terrorism in Peru or abroad.

(q) The Borrower’s businesses and movable and immovable assets have not been affected, nor are they affected by force majeure or unforeseen events such as fire, explosion, accidents, pandemics, strikes, compulsory stoppages, or any other significant labor problem, drought, storm, hail, earthquakes, embargoes, or similar events that materially and negatively affect the Borrower or its respective operations or could result in a Material Adverse Effect.

(r) The Loan payment is not and shall not be subordinated in priority, ranking, or payment to any other debt or obligation, whether incurred before or after the Closing Date, except for those preferred obligations in accordance with applicable laws in liquidation or bankruptcy scenarios. It maintains and shall continue to maintain at least pari passu status in relation to other guaranteed non-subordinated debts.

(s) The Borrower has no debts, whether financial or for services rendered, or other obligations of any nature, with any shareholder, partner, director, administrator, officer, Affiliate, and/or Subsidiary.

(t) Neither the Borrower nor its Subsidiaries or Affiliates, if any, nor to the Borrower’s Knowledge, its Representatives or the Representatives of its Affiliates or Subsidiaries, have engaged in, acknowledged, or been convicted in any judicial proceeding for participating in Acts of Corruption.

Furthermore, neither the Borrower, nor its Subsidiaries or Affiliates, if any, nor to the Borrower’s Knowledge, its Representatives or the Representatives of its Affiliates or Subsidiaries, are included within the scope of Law No. 30737, its regulations, or its amending and/or substitute provisions.

(u) Neither the Borrower nor its Subsidiaries or Affiliates, if any, nor to the Borrower’s Knowledge, its Representatives or the Representatives of its Affiliates or Subsidiaries, have been: (a) included in a Sanctions List; or (b) part of any contract, agreement, or arrangement with any Person included in a Sanctions List.

SECTION V
OBLIGATIONS TO DO, NOT TO DO, AND FINANCIAL OBLIGATIONS

CLAUSE 5.01: OBLIGATIONS TO DO
The Borrower specifically undertakes before the Bank, while any sum under the Contract remains outstanding, the following positive obligations or obligations to act (except where expressly authorized otherwise in writing by the Bank):
(a) Provide the Bank with the following documentation:

(i) Audited annual financial statements within one hundred twenty (120) calendar days following the end of each fiscal year.
(ii) Quarterly financial statements within forty-five (45) calendar days following March 31, June 30, September 30, and December 31 of each year during the term of the Contract.
(iii) The Compliance Certificate regarding Obligations to Do, Obligations Not to Do, and Financial Obligations, in the format attached as Annex V, within forty-five (45) calendar days following March 31, June 30, September 30, and December 31 of each year during the term of the Contract.

(b) Notify the Bank within no more than three (3) Business Days of the occurrence of the following:
(i) Any action or proceeding, seizure, or attachment on any of its assets or on its existing and future income flows before any judicial or arbitral court, or before any administrative or municipal entity, that may result in a Material Adverse Effect.

(ii) If it has been subject to or has become aware of the initiation of any bankruptcy or insolvency proceeding or has entered a situation that would require a request for the initiation of bankruptcy or any other insolvency proceeding before INDECOPI.

(iii) Any event that may result in a Material Adverse Effect, including, but not limited to, significant developments in the Alicorp Dispute.

(iv) The occurrence of one or more Events of Default and/or a situation in which the Representations and Warranties contained in Clause 4.01 of this Contract are no longer true or accurate.

(v) The early termination or acceleration of terms and the enforceability of its obligations under: (x) one or more of its contracts executed with third parties that may result in a Material Adverse Effect, and/or (y) one or more of the Lease Contracts, and/or (z) the Operating Contract.

(c) Keep its books and accounting records in accordance with IFRS.

(d) Comply with all obligations contained in applicable legal regulations and contractual provisions, including those related to Taxes, social security, labor and pension regimes, environmental matters, and, in general, any applicable legal provisions, as well as the requirements of Governmental Authorities, except for obligations whose non-compliance does not generate a Material Adverse Effect.

(e) Fulfill all contractual obligations derived from the Lease Contracts and the Operating Contract.

(f) Pay all Taxes in accordance with Peruvian legislation, whether currently established or established in the future.

(g) Maintain the obligations of the Contract in similar hierarchical terms, privileges, and ranking, at least pari passu, in relation to any other present or future guaranteed obligation incurred by the Borrower, except for those claims that are preferred by general applicable legal norms related to asset restructuring, bankruptcy, insolvency, asset recovery, liquidation, or similar proceedings.

(h) Allow the Bank’s representatives to visit and inspect all operations and/or businesses, accounting books, corporate records, contracts, and tax records, to copy extracts and discuss the business, assets, financial, legal, or economic situation, operational results, or prospects with the Borrower’s officials, at such times as the Bank reasonably requires, subject to prior coordination with the Borrower, with at least five (5) Business Days in advance, as well as providing the Bank with all the information that is reasonably required.

(i) Preserve, maintain, and, if applicable, obtain: (i) its corporate existence as a legal entity, maintaining its principal corporate purpose and line of business; (ii) the permits, concessions, licenses, approvals, registrations, and privileges required for the development of its business; and (iii) the necessary contracts to ensure the continuity of its substantial operations as currently conducted, unless such contracts are replaced by others that are substantially equivalent or superior.

(j) Maintain its assets in good condition and carry out any necessary repairs and replacements, ensuring that such assets are properly insured by insurance companies with a first-tier risk classification, maintaining such insurance policies—including, expressly, the Insurance Policies—in force throughout the term of this Contract and the Loan Documents.

(k) With the exception of the Conditional Assignment Contracts, formalize and register, within ninety (90) calendar days from the Closing Date, the Guarantees established in accordance with Clause 2.12 of the Contract in the corresponding Public Registries, including explicit registration in the SIGM portal.

(l) Subordinate all debts, whether financial or for services rendered, or any other obligations of any nature, with shareholders, partners, directors, administrators, officers, Affiliates, and/or Subsidiaries, whether existing or future, to the obligations of the Borrower contained in this Contract and the Loan Documents.

(m) Ensure that all cash flows generated under the Lease Contracts are paid into the Collection Account of the Cash Flow Trust.

(n) Notify the Bank: (i) within fifteen (15) Business Days of the execution of a new Lease Contract; and (ii) at least fifteen (15) Business Days in advance of the expiration and/or renewal of an existing Lease Contract; in both cases, specifying the key characteristics of such contracts and renewals.

(o) Submit, within twenty (20) Business Days following the Closing Date, a copy of the registration entry in the public registries of the powers granted to the Borrower’s legal representatives for the execution of the Loan Documents, in accordance with subsection (c) of Clause 3.01.

(p) Ensure that the contract(s) the Borrower enters into with the entity responsible for carrying out the Project construction is substantially the same as the Construction Contract.

(q) Within six (6) business days of signing this Contract, endorse the Insurance Policies in favor of the Bank.
(r) Immediately notify the Bank in the event that the Municipality of Callao or any other Governmental Authority initiates any supervision, administrative proceeding, or similar action related to the construction and development of the Logistics Park.
(s) Until the completion of the Project to the Bank’s satisfaction, the Borrower shall arrange for the submission of the Authorized Expert’s Report at the end of the months of april, august, and november of the year 2025.
(t) Within sixty (60) calendar days from the Closing Date, the Borrower shall send the Bank a notarized certified copy of the minutes of the Borrower’s General Shareholders’ Meeting approving the capital contribution required for the completion of the Project, through an increase in share capital. No later than april 30, 2025, the Borrower shall send the Bank evidence, to its satisfaction, that the capital contribution has been made and the funds have been transferred to the Borrower’s account.
(u) Comply, and cause its shareholders or partners, its Affiliates, its Subsidiaries (as applicable), and its Representatives, Subsidiaries, and Affiliates’ Representatives to comply at all times with Anti-Corruption Laws, including, without limitation, maintaining an adequate and up-to-date corporate compliance program in accordance with Law No. 30424. In this regard, the Borrower undertakes to adopt (and to cause its Affiliates or Subsidiaries to adopt) the internal controls necessary to prevent, avoid, and detect the commission of any of the crimes set forth in Law No. 30424, its regulations, and any amending and/or supplementary laws, or those applicable according to the corporate purpose and line of business of the Borrower or the respective Subsidiary or Affiliate.
(v) Cause the Appraiser, on each anniversary following the Closing Date, to prepare and deliver to the Bank a valuation report of the Logistics Park confirming that the amount of the Loan Disbursements is equal to or less than 75% of the value of the Logistics Park, to the satisfaction of the Bank.
(w) Use its best efforts to ensure that, as soon as possible, LAP approves and signs the draft and public deed of the Conditional Assignment Contract regarding the Operating Contract.

(x) Within three (3) Business Days following the execution by LAP and the Bank of the public deed of the Conditional Assignment Contract regarding the Operating Contract, submit it to the Public Registries for registration. The Borrower shall cause the registration of said Conditional Assignment Contract within ninety (90) calendar days from its execution.
(y) Cause that within fifteen (15) calendar days from the execution of this Contract, the Reserve Account is opened in accordance with the terms of the Cash Flow Trust Contract.
(z) Within fifteen (15) calendar days from the execution of this Contract, the Borrower shall send the Bank a copy of the certificate of filing of the relevant documents for the registration of the Guarantees in the public registries, except for the Conditional Assignment Contract to be executed with LAP.
CLAUSE 5.02: OBLIGATIONS NOT TO DO
The Borrower specifically undertakes before the Bank, while any sum remains outstanding under the Contract, the following obligations not to do (unless otherwise expressly authorized by the Bank in writing):
(a) Not to agree to the direct or indirect distribution of profits, reduction of share capital, payment of dividends whether in cash or in kind, or delivery of movable or immovable assets, money, rights, obligations, securities, or any other assets in relation to participation in the company's capital, nor to make subordinated loans or loans from shareholders, partners and/or affiliates when a Default Event has occurred and while it remains in effect. Likewise, none of the aforementioned actions may be carried out until the Project construction has been completed.
(b) Not to grant financing, guarantees, or other sureties in favor of third parties, including related companies, for a total amount exceeding US$250,000.00 (Two hundred fifty thousand and 00/100 Dollars) or its equivalent in Soles, in addition to those already in effect as of the Closing Date; except with the prior written authorization of the Bank. This not to do obligation does not apply to the performance bond issued by the Borrower in favor of LAP for an amount of

US$236,000.00 (Two hundred thirty-six thousand and 00/100 Dollars), to guarantee the fulfillment of obligations assumed under the Operating Contract.
(c) Except for the debts and subordinated obligations referred to in subsection (l) of clause 5.01, not to assume new indebtedness without prior written authorization from the Bank.
(d) Not to dispose of, in any form, assets that are relevant to the Borrower’s operations, unless such transactions are part of ordinary operations in accordance with its corporate purpose, or unless prior written authorization has been obtained from the Bank.
(e) Not to donate, lease, grant under leasing, leaseback, lend, constitute security interests, mortgages, pledges, servitudes, or generally dispose of or encumber movable property, income, receivables, or other Borrower rights other than those previously mentioned in the prior subsection in favor of third parties, except in cases where it relates to the Guarantees or the Borrower has obtained prior written consent from the Bank. This obligation is waived in the following cases: (i) when the assets are part of inventory or are used in the development and execution of the Logistics Park; (ii) when the assets are obsolete (those whose book value equals zero); (iii) when the here regulated transactions do not exceed US$250,000.00 (Two hundred fifty thousand and 00/100 Dollars) or its equivalent in Soles; or (iv) when the assets are other than the Warehouse 100 and Warehouse 300B of the Logistics Park.
(f) Do not enter into leases and/or operating leases for a total amount exceeding US$250,000.00 (Two hundred fifty thousand and 00/100 Dollars) or its equivalent in Soles, without the prior written authorization of the Bank.
(g) Not to make any significant change to the main line of business and/or anything that alters the nature of the principal business activity, without prior written authorization from the Bank.
(h) Not to subordinate the Loan to any other obligations the Borrower may have with third parties or any that it assumes after the Contract.
(i) Not to transfer, assign, or delegate the Loan, its contractual position, or any of the rights and/or obligations related thereto, under any modality, without the prior written authorization of the Bank.
(j) Not to merge, split, consolidate, transfer its productive fixed assets, acquire other businesses, or carry out any type of reorganization as permitted by law, regardless of its activity, without the prior written authorization of the Bank.
(k) Not to participate, without the prior written authorization of the Bank, in processes that may result in (i) a change in the direct ownership structure of the Borrower; and/or (ii) a change in the indirect ownership structure of the Borrower that results in a Change of Control. In the event that a Change of Control is to occur, the Borrower must notify this event to the Bank in writing before the relevant contract that has the effect of Change of control becomes effective, including the necessary information for the Bank to evaluate the acquiring company. The Bank shall have a period of twenty (20) days from receipt of the communication to accept or reject the proposed Change of Control. If the Bank does not respond within this period, the request will be deemed denied. It will not be necessary to obtain the prior authorization of the Bank in the event that: (i) the company Latam Logistic Per Propco Lurín III S.R.L. continues to manage and administer the Logistics Park; and (ii) the acquiring company qualifies as a Qualified Buyer.
(l) Not to pay to its directors, authorities, and employees any fees, compensation, or other benefits that are not in accordance with applicable legal provisions, or that deviate from practices consistently used by the Borrower in the past, in such a way that such payments could reasonably be expected to result in a Material Adverse Effect or an Event of Default.
(m) Not to make significant changes in accounting policies and practices, unless such changes are required by IFRS or foreign standards.
(n) Not to enter into contracts of any kind with its Subsidiaries or Affiliates in which the agreed-upon consideration is less favorable to the Borrower than that prevailing in the market.
(o) Not to enter into agreements and/or loan contracts with its Subsidiaries or Affiliates not domiciled in the Republic of Peru for a maximum accumulated amount of US$1,000,000.00 (One million and 00/100 Dollars), without the prior written authorization of the Bank.
(p) Not to enter into agreements and/or contracts with its Subsidiaries or Affiliates that are not at market conditions and value.
(q) Not to generate assets (such as accounts receivable, deposits, or others) with related companies, except in the ordinary course of the Borrower’s business.
(r) Not to allocate the Loan funds to purposes other than the Use of Funds.
(s) Not to make investments other than for the Use of Funds, unless prior written authorization is obtained from the Bank.
(t) Not to terminate in advance any of the Lease Contracts or the Operating Contract without the prior written authorization of the Bank. To proceed with the termination of a Lease Contract, the Borrower shall send the Bank a communication supporting the grounds for termination of the respective contract and requesting authorization from the Bank. The Bank shall have a period of fifteen (15) Business Days from the day following the receipt of said communication to respond to the Borrower’s request. If said period elapses without the Bank issuing a written response, its silence shall be interpreted by the Parties as tacit acceptance of the request, and consequently, the Borrower shall be authorized to terminate the respective contract under the terms indicated in its request.

(u) Not to engage in acts of corruption, bribery, or illegal or improper practices with respect to any Governmental Authority, whether domestic or foreign. Not to offer payments, gifts, promises of payment, advantages, personal benefits present or future or similar acts contrary to the law to Public Officials to obtain consents, permits, licenses, approvals, authorizations, or rights or privileges that may benefit the Borrower or third parties.
(v) To ensure that its Representatives and subsidiaries do not engage in acts of corruption, bribery, or illegal or improper practices with respect to any Governmental Authority, whether domestic or foreign, for the benefit of the Borrower, its subsidiaries, or affiliates.
(w) Not to commit or be involved in crimes against public administration, money laundering, drug trafficking, and/or financing of terrorism in Peru and abroad.

CLAUSE 5.03: FINANCIAL OBLIGATIONS
The Borrower specifically undertakes before the Bank, while any amount remains outstanding with the Bank under the Contract and/or Loan Documents, the following Financial Obligations:
1. Debt Service Coverage Ratio not lower than 1.0x until and including December 30, 2026, and not lower than 1.30x starting December 31, 2026, until full payment of the Loan and any other amount owed under the Loan Documents.
2. Equity Ratio not lower than 30% until and including December 31, 2026, and not lower than 40% starting January 1, 2027, until full payment of the Loan and any other amount owed under the Loan Documents.
The compliance with the above-mentioned Debt Service Coverage Ratio shall be verified by the Bank each quarter ending on March 30, june 30, september 30, and december 31, and compliance with the Equity Ratio shall be verified by the Bank annually on december 31 of each year. For the purpose of calculating the Debt Service Coverage Ratio, the Borrower’s individual Profit and Loss Statement figures for the last four (4) quarters prior to each semester closing date shall be used, as well as the individual Balance Sheet figures as of such date. Likewise, for the calculation of the Equity Ratio, the Audited Financial Statements of the last year shall be used.

SECTION VI
DEFAULT

CLAUSE 6.01: EVENTS OF DEFAULT
An Event of Default of the Contract and/or the Loan Documents shall occur upon the occurrence of any of the following events:
a) If on any of the Payment Dates or any other relevant date established in the Loan Documents, the Borrower fails to timely pay any of the Installments or any other amount under the Contract and/or the Loan Documents other than the Installments, including but not limited to commissions, expenses, and Taxes. In such case, no formal notice shall be required, pursuant to Article 1333 of the Civil Code. Therefore, upon the Borrower’s default, it shall be deemed automatically in default.
b) Any falsehood or inaccuracy in any of the representations and warranties made by the Borrower, Capia Radix Investment Fund, or Latam Logistic PER Propco Lurín III S.R.L. in any of the Loan Documents and/or in the sworn declaration regarding the due diligence report referred to in subparagraph (ii) of paragraph (d) of Clause 3.01, especially those detailed in Section IV of the Contract, and/or in the information and documents provided by the Borrower to the Bank.
c) If the Contract or any of the other Loan Documents is terminated and/or declared null and void and/or voidable and/or invalid and/or unenforceable by a competent authority.
d) If any of the Guarantees constituted in favor of the Bank is declared null, voidable, invalid, or unenforceable, except in cases where such nullity, invalidity, or unenforceability was requested by the Borrower or one of its affiliates, and such guarantees are replaced with others of equivalent coverage to the Bank’s satisfaction within a period not exceeding thirty (30) Business Days from said declaration.
e) If the Borrower uses the funds for purposes other than the Use of Funds.
f) If the Borrower fails to comply with the Debt Service Coverage Ratio, and such noncompliance is not remedied within thirty (30) calendar days following the corresponding measurement date through a deposit into the Reserve Account of the amount corresponding to the Equity Cure. The Parties expressly agree that the Borrower’s right to cure the noncompliance of the Debt Service Coverage Ratio through the Equity Cure may only be exercised by the Borrower up to a maximum of five (5) times during the term of this Contract, and in no case for two consecutive measurements of the Debt Service Coverage Ratio.
g) The Borrower’s noncompliance with the Equity Ratio or any of the Obligations to Do or Obligations not to Do.
h) Breach of any commitment or obligation established in the Loan Documents.
i) The breach of any of the obligations assumed under any other contract, agreement and/or arrangement entered into with any third party for amounts that individually or jointly exceed US$1,000,000.00 (One million and 00/100 Dollars). It shall likewise be deemed to occur a Default Event if any contract, agreement and/or arrangement entered into by the Borrower for amounts that individually or jointly exceed US$1,000,000.00 (One million and 00/100 Dollars), is accelerated or terminated.
j) Breach by the Borrower and/or its affiliated companies of any obligations assumed with the Bank under any other contract entered into other than the Contract and/or the Loan Documents or ongoing transaction during the term of the Contract. The parties acknowledge that as of the date of the execution of this Contract, the company Latam Logistic PER Propco Lurín I S.R.L. does not qualify as a company affiliated with the Borrower.
k) The initiation of insolvency proceedings against the Borrower and such proceedings are not dismissed within a period of forty-five (45) calendar days from their commencement, such period being extendable for fifteen (15) additional days, at the Bank's discretion, in case the Borrower so requests and has previously delivered to the Bank, to its satisfaction, a legal opinion from a top-tier law firm supporting the need to extend the aforementioned period in order to validly dismiss the ongoing insolvency proceeding. This clause includes any proceeding aiming to declare them insolvent or bankrupt, or to liquidate, divide, restructure it; or with the purpose of appointing a trustee, fiduciary, custodian, or similar figure with respect to the Borrower.
l) If the assets, business, or activities of the Borrower, whether in whole or in substantial part, are expropriated, nationalized, seized, intervened or subject to any other action or event derived from governmental decisions; or if any measure is taken that displaces the Borrower's management or limits its authority in the conduct of its business.
m) If the Borrower acknowledges its inability to pay its debts or voluntarily initiates any insolvency proceeding before the competent authority.
n) If (i) a final and unappealable judgment, arbitral award or order is issued against the Borrower for an amount exceeding US$1,000,000.00 (One million and 00/100 Dollars) or its equivalent in Soles; (ii) an attachment or similar proceeding is imposed or enforced against any of the Borrower’s assets for an amount exceeding US$500,000.00 (Five hundred and 00/100 Dollars); or (iii) the Borrower – after the period required under the relevant judgment, ruling or award has elapsed – fails to comply with the execution of any judicial, arbitral or administrative ruling, after exhausting administrative appeal remedies and judicial actions corresponding to an amount exceeding US$500,000.00 (Five hundred and 00/100 Dollars) or its equivalent in Soles.
o) If the Borrower and/or its shareholders or partners agree to the dissolution of the company.
p) If the authorizations, licenses, permits and other rights that may have been granted by the State or by any competent authority in favor of the Borrower for the development of its activities and operations that constitute its corporate purpose, including the development, construction and operation of the Logistics Park, are cancelled, revoked or lose validity or effectiveness, preventing the continuity of the Borrower’s operations in the Logistics Park.
q) If a change is agreed upon in the direct or indirect ownership structure of the Borrower that gives rise to a Change of Control, without the prior express written consent of the Bank, pursuant to clause 5.02 subsection (j).
r) If any event or any act, fact or circumstance occurs that causes or may cause a Material Adverse Effect.
s) The termination or cancellation of the Operation Contract or the modification of the terms set forth in said contract, to the extent that the aforementioned modification could generate a Material Adverse Effect, as determined by the Bank.
t) That the Borrower, its Affiliates, its Subsidiaries, or the respective Representatives of the Borrower, its Affiliates or Subsidiaries, as applicable: (a) commit Acts of Corruption or declare or accept the commission of an Act of Corruption; (b) are subject to the provisions of Law No. 30737, as may be amended or replaced from time to time; (c) are included in a Sanctions List; or, (d) are party to any contract, agreement or arrangement with any Person who is included in a Sanctions List.

CLAUSE 6.02: CONSEQUENCE OF THE EVENT OF DEFAULT

In the event that any of the Events of Default described in Clause 6.01 above occurs, the Bank may, by operation of law, declare this Contract terminated, in accordance with the provisions of Article 1430° of the Civil Code, by means of written communication sent via notarial channels to the Borrower, and/or accelerate this Loan, attaching the statement of outstanding balance referred to in numeral 7 of Article 132° of the General Law, without the need for any further communication or formality, the deadlines being deemed due and immediate payment of the amounts owed being demanded; in which case the Bank shall have the right to enforce and/or judicially demand payment of the full amount of the sums owed, including enforcement of the Promissory Note issued as a result of the Disbursement of the Loan, and the Guarantees backing it.
A delay by the Bank in exercising this right shall not, in any case, imply a waiver of such right.
In the event the circumstance contemplated in the first paragraph of this clause occurs and until the Bank collects the full amount owed by the Borrower, including payment of penalties, fees, expenses, professional fees, legal and trial costs, collection costs, whether accrued or to be accrued, the compensatory and default interest rates established in this Contract shall apply to said debt.
Additionally, from the moment the Event of Default occurs and until it is remedied or the Contract is terminated, the Bank shall apply the Charge for Default Event(s), pursuant to the provisions of clause 2.07.
The termination of this Contract shall in no way impair the Guarantees granted in favor of the Bank, which shall remain fully valid and effective until full payment of the obligations owed by the Borrower.

SECTION VII
MISCELLANEOUS

CLAUSE 7.01: AMENDMENTS
No amendment or modification with respect to any obligation related to the Loan Documents shall be effective under any circumstances unless such amendment or modification is signed by the Parties. The Bank may grant waivers or consents for the waiver to the Borrower of the performance of any obligation, in which case it shall suffice that such waivers be granted in writing by the Bank, without requiring the Borrower’s signature.
No failure by the Bank to exercise, or any delay in exercising, any right, power or waiver under the Loan Documents shall be deemed a waiver of such rights, powers or waivers, and any single or partial exercise of such rights, powers or waivers shall not be considered a waiver of any other right, power or waiver. The waivers granted are cumulative and not exclusive of any other waivers granted by law.
CLAUSE 7.02: COMMUNICATIONS
Any notification, request, demand, consent, designation, instruction, certification or other communication that takes place under the Contract must be made in writing and sent either personally or by email (with delivery confirmation) to the persons designated in Annex VII of the Contract, to the addresses and email addresses indicated therein.
Any change in the information previously indicated shall be communicated in writing to the other Party with a ten (10) calendar day notice, without which such change shall have no legal effect.
Any notice shall be deemed delivered by:
(a) Personal delivery or delivery service, with proof of delivery, and shall be considered delivered on the date of receipt;
(b) By email, it shall be considered delivered on the date of receipt in the corresponding email inbox, provided that such email is sent before 6:00 p.m. local time on a Business Day at the place of receipt, or if sent after 6:00 p.m. local time or on a day that is not a Business Day, such email shall be deemed delivered on the next Business Day.

CLAUSE 7.03: DELAYS IN COMMUNICATIONS
The Parties expressly agree that the Bank shall not be liable for any damage or loss caused or that may be caused as a consequence of a delay in responding to any request, inquiry or requirement made by the Borrower or any third party, pursuant to the terms established in the Contract, except in the case of willful misconduct or gross negligence; however, the Bank shall make its best effort to respond in a timely manner.
CLAUSE 7.04: COSTS AND EXPENSES
Except for the provisions to the contrary established in the Contract, all payments that under the Loan Documents must be made shall be at the expense and cost of the Borrower, including the granting of the public deed that this draft may generate, the granting of the public deed of the Loan Documents, the payment of fees of legal advisors, notary fees and fees for fiduciary services, the payment of registration fees and any other cost or expense that must be made under the Loan Documents.
CLAUSE 7.05: APPLICABLE LAW
(a) In all that is not provided in this document, the Contract shall be governed by the law in force in Peru.
(b) Likewise, any reference to the legislation or any specific rule contemplated in the Contract, shall be understood as referring to the law in force in Peru.
CLAUSE 7.06: ASSIGNMENT OF RIGHTS
The Borrower expressly agrees and accepts in advance that the Bank may assign, totally or partially, in favor of any person, or even to other institutions of the financial system, whether peruvian or foreign, its position in the Contract and other Loan Documents, as well as any right derived from these. The Borrower shall not be responsible for the costs arising from formalizing the assignment subject of this Clause. The assignment that takes place may adopt the form of an assignment of contractual position or an assignment of rights.

As soon as the assignment takes place and within fifteen (15) Business Days from it, the Bank shall notify the Borrower, indicating the name of the assignee and its participation in the assigned Loan.

For such purposes, the Parties agree that the Assignment of Rights shall take effect from the date on which the Borrower is notified with a Communication of Assignment.

CLAUSE 7.07: SEVERABILITY
The Parties state that the sections of the Contract are severable and that the nullity of one or more of them shall not affect the remaining ones as long as the essence of the Contract is maintained. In the event that any of the sections of the Contract is declared null, the Parties shall make every reasonable effort to draft and implement a legally valid solution that achieves the result closest to what was sought with the declared null clause or section.

CLAUSE 7.08: WAIVER OR DELAY IN THE EXERCISE OF RIGHTS
If the Bank at any time stops requiring the Borrower the performance or the remedy of the partial, late or defective performance of any obligation under the Contract and/or the Loan Documents, this shall not be interpreted as a waiver, express or implied, to require the proper performance or the subsequent remedy, before the non-performance is remedied and/or the remedy has occurred or, in a future opportunity, in case the non-performance or the partial, late or defective performance happens or is repeated again, the waiver, express or implied, to require the proper performance or its remedy, in case of partial, late or defective performance of any other obligation under the Contract and/or the Loan Documents.

CLAUSE 7.09: ENTIRE AGREEMENT
This Contract constitutes the entire agreement of the Parties regarding the subject matter hereof and replaces all prior agreements, written or oral, that may exist between them, unless expressly stipulated otherwise in said instrument.

CLAUSE 7.10: COST INCREASE CLAUSE
If due to any change in (i) the applicable regulations to the Contract and/or the Loan Documents on the Closing Date, (ii) any legal requirement or the interpretation or application of these, or (iii) any guideline, request or mandate (that has the force of law or lacks it) from any central bank or similar entity, national or foreign, or other Governmental Authority, as applicable; issued after the Closing Date:

(i) Any reserve, special deposit or similar requirement is imposed, modified or applied on the assets maintained for deposits or other liabilities on account of disbursements, loans or other credits, or any other acquisition of funds, carried out by any office of the Bank that had not been included in the determination of the interest rate applicable to the Loan; or
(ii) Any other condition is imposed on the Bank directly related to any advance made under the Contract or the obtaining of funds for this; the funding cost of the Bank is increased and the result of any of the previously described circumstances occurs; the cost of the Bank is increased, in an amount that the Bank considers substantial to carry out or maintain the Loan; or any amount to be charged under this Contract set on the Closing Date is reduced;

Then:

(a) The Bank shall notify in writing the Borrower about any of the facts described previously detailing the amounts and/or additional charges that are generated as a consequence of the imposition of what is described in numerals (i) and (ii), above described, in order for the Parties to reach an agreement.
(b) In case thirty (30) calendar days have passed since the reception of the communication above mentioned without the Borrower having responded to the communication of the Bank, the Bank shall have the power to request the prepayment of the balance of the Loan within thirty (30) calendar days following the presentation of said request.

CLAUSE 7.11: CONFIDENTIALITY
The Bank, the Borrower and the third parties involved in the Contract, as well as the personnel and officials of each of them, are prevented from disclosing any information related to any of the Parties that has not been disclosed to the public, and that has been provided exclusively for the execution of the Contract, without the prior and written consent of the Borrower or the Bank, unless (i) it refers to their directors, officers, employees, agents, external legal advisors and counselors, or others directly involved in the transaction, and, in such case, informing such persons of the confidential nature of such information, or (ii) potential participants or assignees of the transaction and, in such case, informing them of the confidential nature of such information, or (iii) if required to disclose such information by a Governmental Authority under the applicable legal framework, or if required to disclose such information in compliance with the rules of the securities market.

Without prejudice to the foregoing, the Parties agree that they may publicize the Loan under the Contract, being thereby mutually authorized to use the identifying signs of the other party solely for such purposes.

CLAUSE 7.12: INDEMNIFICATION
The Borrower undertakes to indemnify and hold harmless from any damage, claim, and harm the Bank and its respective Affiliates and Subsidiaries and its respective officers, directors, representatives, employees, and agents (each of them, an "Indemnified Person") against any damage, claim, loss, liability, debts, and expenses (including attorneys' fees and advisory costs) incurred by any of them as a result of, arising from, or related directly or indirectly to the Loan Documents, except in the case of losses, claims, damages, debts, and expenses resulting from willful misconduct or gross negligence attributable to an Indemnified Person, when such is determined by a final and non-appealable decision of a competent court.

In case any Indemnified Person is involved in any action, proceeding or judicial or administrative investigation arising from the activities carried out according to what is foreseen in this Contract, the Borrower shall reimburse the legal fees and/or other expenses that have been incurred for the defense of such Indemnified Persons against such actions, proceedings, or investigations, except when such action, proceeding or investigation results from the willful misconduct or gross negligence of the Indemnified Person, properly determined by a final and non-appealable decision of a competent court.
CLAUSE 7.13: OFFSET
The Borrower shall have the right to offset any obligation in favor of the Bank arising from this Loan against due, liquid and enforceable obligations of the Bank, such set-off having extinguishing effects up to the amount actually set off.
CLAUSE 7.14: DISPUTE RESOLUTION
(a) Any difference, dispute, litigation or claim arising between the Parties regarding the interpretation, performance, resolution, termination, effectiveness, nullity, voidability or validity of the Contract, which cannot be resolved by mutual agreement between them, shall be submitted to the jurisdiction and competence of the judges and courts of the Judicial District of Lima-Cercado, with the Parties waiving the jurisdiction of their domiciles.
(b) The enforcement of the Guarantees shall be carried out in accordance with the provisions of the contract or contracts under which each of them was constituted.
(c) The enforcement of the Promissory Note or other securities issued under the provisions set forth in the Contract, is subject to the jurisdiction and competence of the judges and courts of the Judicial District of Lima-Cercado, the Parties waiving the jurisdiction of their domiciles.

Add, Mr. Notary, the remaining statutory clauses, as well as the documents referenced throughout the Contract and a copy of the document evidencing the granting of powers of the representatives of the Borrower for the approval and execution of the Contract.

Lima, March 6, 2025
THE BANK
Signed
By: Sandra Elba Bianco Roa
DNI No. xxxxxxx
By: Jorge Moisés Yataco Huamán
DNI No. xxxxxxxxx

THE BORROWER
Signed
By: Álvaro Alejandro Chinchayán Cornejo
DNI No. xxxxxxxxx
By: Gabriela Barreto Sayán
DNI No. xxxxxxxxx

ANNEX I
LOAN DATA

1.Loan Amount: Up to a maximum amount of US$ 25,000,000.00 (Twenty-five Million and 00/100 Dollars).

2.Currency: Dollars.

3.Loan Term: Up to ten (10) years.

4.Balloon: 35%

5.Compensatory Interest Rate: 7.90% fixed annual effective.

6.Default Interest Rate: 2.00% annual.

7.Charge for Event(s) of Default: 1.50% annual.

8.Number of Amortizations: 36 quarterly installments, plus the Balloon Installment, according to the Payment Schedule starting in the third month computed from the first anniversary of the Closing Date.

9.Use of Funds:
a. Construction and/or development of the Project.
b. Constructions of other buildings to be carried out within the Logistics Park.
c. Payment of the Structuring Fee.
d. Funding one hundred percent (100%) of the Reserve Account.
e. Payment of the fees of the legal advisors of the Bank, and of the costs and expenses related to the formalization of the Loan Documents indicated in Clause 7.04 of the Contract.

10. Availability Period: Partial disbursements to be made until January 31, 2026.

ANNEX II
FEES AND EXPENSES

1.Structuring Fee: 1.25% over the total principal amount of the Loan, which shall be paid on the Closing Date.

ANNEX III
PROMISSORY NOTE TEMPLATE
By: ___________________
Maturity Date: ___________________
We, Parque Logístico Callao S.R.L. (the “Debtor”), identified with Single Taxpayer Registry No. 20607116661, registered in Electronic Entry No. 14593180 of the Registry of Legal Entities of Lima and Callao – Lima Office, with domicile for these purposes at Av. Elmer Faucett Nº 5075, Urb. Las Fresas, Callao district, constitutional province of Callao and department of Lima, represented by Mr. Álvaro Alejandro Chinchayán Cornejo, identified with DNI No. xxxxxxxx, and Ms. Gabriela Barreto Sayán, identified with DNI No. xxxxxxx, pursuant to the powers granted by the Shareholders’ Meeting dated February 24, 2025, we owe and undertake to pay, in accordance with what is established in this promissory note (the “Promissory Note”) unconditionally on the maturity date indicated in this Promissory Note, with immediately available funds and in the same currency, to the order of BANCO BBVA PERU (the “Bank”) or to whoever this Promissory Note has been transferred to, by deposit in the checking account in United States Dollars of America/Nuevos Soles No. 0011-[*] opened at the Bank, or designated account, chargeable to any of the accounts that the Debtor maintains at the Bank, or wherever this Promissory Note is presented for payment, the amount of this Promissory Note, the amount of US$ ___________________________________________(______________ United States of America´s Dollars), plus the compensatory and default interest and any other amount owed in accordance with this Promissory Note and the Loan Contract (as defined in this Promissory Note).
The amount so indicated is owed by us in favor of the Bank for obligations contracted under the Long-Term Loan Contract entered into between the Debtor and the Bank on date [*] (the “Loan Contract”) and this Promissory Note is completed in accordance with the instructions for its completion contained in Clause 2.11 of the Loan Contract.
The Debtor undertakes unconditionally to pay as of the maturity date of this Promissory Note and until the actual date of its full payment, compensatory interest at an annual effective rate of 7.90%, calculated on the basis of a year of three hundred sixty (360) days.
Likewise, the Debtor undertakes to pay default interest, in addition to the aforementioned compensatory interest, from the maturity date of this Promissory Note and until the actual date of its full payment, at a rate equal to two percent (2%) annual effective. The default interest shall apply automatically, without any prior request or demand by the Bank.
All payments to be made under this Promissory Note shall be made free of, and without deduction of, present or future taxes, including deductions or withholdings to non-residents. In the event we are legally required to make any withholding or deduction, we shall pay the additional amounts necessary so that the amount received by the Bank is equal to what it would have received if such withholdings or deductions had not been made, or we shall assume the payment of such taxes and pay the applicable amounts directly to the tax administration when they become due, so that the amount received by the Bank is equal to what it would have received if the law had not required us to make such withholdings or deductions. We also undertake to pay all the fees and expenses that the Bank settles and notifies us.
Likewise, it is established that the obligations contained in this Promissory Note shall not be extinguished even if the Bank were harmed due to its own fault, this Promissory Note constituting an agreement not contrary to the provisions of Article 1233° of the Civil Code. In application of the provisions of Article 49° of Law No. 27287 (“Securities Law”), the Debtor expressly authorizes the Bank to extend the maturity date of this Promissory Note, without requiring the express signature of the Debtor. It shall suffice that the extension be recorded in this same document without being necessary, for its full validity, that the Debtor signs it again. The amount of this Promissory Note and/or the corresponding compensatory and/or default interest, as well as any other amount owed under this Promissory Note, shall be paid by the Debtor in the same currency in which the amount represented by the Promissory Note is established.
The Debtor undertakes unconditionally to pay the Bank the collection expenses, notarial fees, as well as any other expense, fees, commissions, court and out-of-court costs, taxes and any other concept that may apply (including attorneys’ and advisors’ fees) and/or any other amount owed to the Bank in connection with the Promissory Note, obligating the Debtor to pay on such amounts the same compensatory and default interest set forth in this Promissory Note, from the day following its maturity until the total cancellation of the amount settled by the Bank. In accordance with the provisions of Article 52° of the Securities Law, this Promissory Note does not require protest. However, the holder is empowered to protest it for non-payment if deemed appropriate; in which case we shall assume the notarial fees or substitute formality costs. The protest may be made by notification served at the Debtor’s address stated in this Promissory Note.
This Promissory Note is subject to the provisions of the Securities Law and other rules and laws of the Republic of Peru. Any reference in the Promissory Note to the Bank shall be understood as made to any holder thereof, whether acquiring it by endorsement or by any other method permitted by law. By this act, the Debtor declares having received a copy of this Promissory Note to its full and entire satisfaction. We expressly submit to the jurisdiction and competence of the Judges and Courts of the Judicial District of Lima-Cercado, waiving the jurisdiction of our domicile and designating as our domicile for these purposes the one indicated in this Promissory Note.
This Promissory Note consists of two (2) pages which constitute a single instrument.
Lima, [*] of [*] of [*].
[NAME]
R.U.C. No. [*]

Address:
_________________________       _________________________
[*]                          [*]
DNI No. []                       DNI No. []

ANNEX IV
PAYMENT SCHEDULE

The Parties agree that the present Schedule is for reference only and may be replaced and/or modified by the Bank in a justified manner, taking into account the provisions of the Contract and other Loan Documents.

In this regard, it is expressly established that, for the purposes of the aforementioned modification, it shall suffice that the Bank communicates in writing to the Borrower the replacement of the present Schedule, attaching to said communication a copy of the substitute Schedule.

Reference values in US$, subject to later modification depending on disbursements made:

ANNEX V
COMPLIANCE CERTIFICATE

PARQUE LOGÍSTICO CALLAO S.R.L., with RUC No. 20607116661, with domicile at [[*], district of [*], province and department of Lima] (the “Borrower”), duly represented by its General Manager, Mr. [*], identified with DNI No. [*], according to the powers registered in entry No. [*] of registration record No. [*] of the Registry of Legal Entities of Lima, issues this Compliance Certificate in favor of:
BANCO BBVA PERU (the “Bank”), identified with RUC No. 20100130204, with domicile at Avenida República de Panamá No. 3055, district of San Isidro, province and department of Lima, for the purpose of certifying (as a sworn statement) and as of the date of issuance of this document, the faithful compliance with the following obligations contained in the Long-Term Loan Contract entered into between the Borrower and the Bank dated [*] (the “Loan Contract”):
(i) The faithful compliance with the Do and Do Not Do Obligations contained in Clauses 5.01 and 5.02 of the Loan Contract, which remain fully in force as of the date of issuance of this document.
(ii) The faithful compliance with the Financial Obligations contained in Clause 5.03 of the Loan Contract, which remain fully in force as of the date of issuance of this document and at the following levels at the close of the quarter ending on [march 30 / june 30 / september 30 / december 31] of 20[*]:

1. Debt Service Coverage Ratio not less than [1.00x / 1.30x].
2. Equity Ratio not less than [0.30x / 0.40x].

Likewise, through this Compliance Certificate, the Borrower declares that in the event the information hereby certified is not, to the Bank’s satisfaction, true, accurate or lacks any type of exactness, it shall constitute an “Event of Default” under the provisions of Clause 6.01 of the Loan Contract, the Bank having the right to take all corresponding actions established in Clause 6.02 of the Loan Contract.

Lima, ___________________            ___________________________
By: [*]

ANNEX VI
DISBURSEMENT NOTICE

Lima, [DATE]
Messrs.
BANCO BBVA PERU
City. -

Attn: [*]

To our consideration:
By means of this letter we refer to the Long-Term Loan Contract entered into on [*] (the “Contract”).
In accordance with the provisions of Clause 3.02 (g), through this letter we request that you proceed with the disbursement of the amount of [*]. Such amount must be disbursed into the following account:
[INSERT ACCOUNT DETAILS]
Likewise, we hereby declare the following:
1. That, as of the date hereof, all representations and warranties made by our company in the Contract are true, correct, and complete under the terms stated in the aforementioned document.
2. That, as of the date hereof, no event has occurred that affects our shareholding/partnership structure or our legal status in such a way that may constitute a Material Adverse Effect under the Contract.
3. That, as of the date hereof, we are not in breach of any of the obligations of our company established in the Contract.
4. That, as of the date hereof, no Event of Default exists nor any default or general event which, through notice or with the passage of time, or both, would become an Event of Default.
5. That the Guarantees established in the Contract have been constituted.

Without further ado, yours faithfully.

______________________________
By: [*]

ANNEX VII
COMMUNICATIONS

In accordance with the provisions of Clause 7.02 of the Contract, the Parties agree that any communication intended to have legal effect against the other party must be addressed to the person(s) and at the address listed in this Annex.

For BANCO BBVA PERU:
•Attention: Mónica Jaramillo / Jéssica Mendoza
•Address: Av. Santa Cruz 685 - 695, piso 2, Miraflores, Lima
•Email addresses: mjaramillo@bbva.com / jmendoza@bbva.com

For PARQUE LOGÍSTICO CALLAO S.R.L.:
•Attention: Álvaro Chinchayán / Carlos Cabezudo
•Address: Calle Andrés Reyes 338 – Piso 2, Oficina 2 – 126, San Isidro, Lima
•Email addresses: alvaro@lpamericas.com / carlos@lpamericas.com

ANNEX VIII
COMMITMENT LETTER

San Isidro, [*] of [*] of [*]

Messrs.
BANCO BBVA PERU
Av. República de Panamá, 3055
San Isidro
Present.-

Attention: Mr. [*]

By means of this Commitment Letter, PARQUE LOGÍSTICO CALLAO S.R.L. (the “Company”) agrees to the following:

a. The payment to the Bank of a Structuring Fee equivalent to 1.25% of the total amount of the Loan, which shall be paid on the Closing Date (as such term is defined in the Loan Contract);

b. The payment of legal advisory costs and others related to the Loan; and

c. By means of this letter, we also instruct that, charged to the Loan Disbursement, the amounts provided for in subsections a. and b. above shall be directly collected.

This commitment shall remain in force as long as the Loan Contract remains in force.

____________________
(● / Name of officer)
DNI No. [*]
(● / Company)

ANNEX IX
GUARANTEES

1.Equity Trust: It is the trust estate established under the Equity Trust Contract on the Closing Date, over the equity interests of the Borrower held in Capia Radix Investment Fund and Latam Logistic PER Propco Lurín III S.R.L., except for one (1) equity interest held in Latam Logistic PER Propco Lurín III S.R.L., whose transfer to the trust is subject to the occurrence of an Event of Default.

2.Cash Flow Trust: It is the trust estate established under the Cash Flow Trust Contract on the Closing Date, to which the cash flows generated under the Lease Contracts will be transferred. The Cash Flow Trust shall also include: (i) the Reserve Account to cover the debt service (CRSD) equivalent to the amount of the following Installment, and (ii) the assignment of the Insurance Policies.

3.Conditional Assignment Contracts: These are the conditional assignment agreements under which the Borrower, subject to the occurrence of an Event of Default, assigns in favor of the entity designated by the Bank – in accordance with LAP under the Operation Contract – its contractual position in the Lease Contracts and in the Operation Contract.

4.Chattel Guarantee: It is the chattel security contract over one (1) equity interest of the Borrower held in Latam Logistic PER Propco Lurín III S.R.L.

ANNEX X
ASSIGNMENT NOTICE TEMPLATE

San Isidro, [*] of [*] of [*]

Messrs.
San Isidro
Present.-

Attention:     Mr. [*]

By means of this letter and in relation to the Long-Term Loan Contract entered into on date [*] and up to an amount of [*] (hereinafter, the “Contract”), we inform you that the Bank has carried out an Assignment of Rights in accordance with the provisions of Clause 7.06 of the Contract, in favor of [*] (hereinafter, the “Assignee”), for a percentage equivalent to [*] percent of the total rights contemplated in the Contract.

_________________________
(● / Officer’s name)
DNI No. [*]
(● / Company)

ANNEX XI
INSURANCE POLICIES

ANNEX XII
CONSTRUCTION CONTRACT TEMPLATE

ANNEX XIII
LIST OF EXPERTS
1.Tinsa SAC
2.Braschi Tasaciones SAC
3.Ingeniería Máxima IMAX

ANNEX XIV
LIST OF APPRAISERS
1.Aset
2.Quantum Valuaciones SAC
3.Tinsa SAC
4.Braschi Tasaciones SAC
5.Jalvo
6.Outsourcing Empresarial del Perú SAC
7.Valortec
8.Ingeniería Máxima IMAX
9.Layseca
10.Logan Valuation